As filed with the Securities and Exchange Commission on July 30, 2014    Registration No.   333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Peoples Bancorp Inc.
 (Exact name of Registrant as specified in its charter)

Ohio	6021	31-0987416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

138 Putnam Street, Marietta, Ohio
(740) 373-3155
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

M. Ryan Kirkham, Esq.
Corporate Counsel
Peoples Bancorp Inc.
138 Putnam Street, Marietta, Ohio
(740) 376-7574
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan B. Zaunbrecher, Esq. Dinsmore & Shohl LLP First Financial Center 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8171	James S. Hogg, Esq. Brouse McDowell, LPA 388 South Main Street, Suite 500 Akron, Ohio 44311 Phone: (330) 434-4106

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer	☐ Non-accelerated filer (do not check if smaller reporting company)
☒ Accelerated filer	☐Smaller reporting company

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)
☐ Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Shares, no par value	725,000	N/A	$10,261,598	$1,321.70

(1)
Represents an estimate of the maximum number of shares of common shares, no par value per share, of Peoples Bancorp Inc. that Registrant anticipates issuing in connection with the proposed merger to which this registration statement relates.

(2)
Pursuant to Rule 457(f)(2) and (f)(3) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as (A) the product of (i) $5,432.60 the book value per North Akron Savings Bank common share to be exchanged in the merger as of June 30, 2014, the latest practicable date prior to the date of filing of this registration statement, and (ii) 2,630.1, the estimated maximum number of shares of common stock of North Akron Savings Bank that may be exchanged in the merger, minus (B) $4,026,683.10 the estimated aggregate amount of cash to be paid by Peoples Bancorp Inc. in the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED JULY 30, 2014, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
NORTH AKRON SAVINGS BANK

and

PROSPECTUS OF Peoples Bancorp Inc.

MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

Peoples Bancorp Inc. (“Peoples”), Peoples Bank, National Association (“Peoples Bank”) and North Akron Savings Bank (“North Akron”), have entered into an Agreement and Plan of Merger dated as of April 21, 2014, as amended (the “Merger Agreement”), which provides for the merger of North Akron with and into Peoples Bank (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of North Akron and the approval of the Merger by various regulatory agencies.

The board of directors of North Akron has called a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The time, date and place of the North Akron special meeting is as follows: , Eastern Daylight Savings Time, on , 2014, at North Akron’s main office at 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310. The adoption and approval of the Merger Agreement by the shareholders of North Akron requires the affirmative vote of the holders of at least two-thirds of the North Akron common shares outstanding and entitled to vote at the special meeting.

Under the terms of the Merger Agreement, shareholders of North Akron will be entitled to receive after the Merger is completed, for each North Akron common share:

•	$7,655.00 in cash, or

•
$7,655.00 in Peoples’ common shares (based upon the average closing sale price of a Peoples’ common share on the NASDAQ Global Select Market® for the 20 consecutive trading days immediately preceding the effective date of the Merger (such price is hereinafter referred to as the “Peoples Market Price”)), or

•	a combination of both.

The form of consideration to be received by each North Akron shareholder is subject to reallocation in order to ensure that 20% of the Merger consideration will consist of cash and 80% of the Merger consideration will consist of Peoples’ common shares.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of North Akron common shares who would otherwise be entitled to receive a fraction of a share of Peoples’ common shares (after taking into account all shares of North Akron common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the Peoples Market Price.

This document is a proxy statement that North Akron is using to solicit proxies for use at its special meeting of shareholders to be held on , 2014, to vote on the Merger. It is also a prospectus relating to Peoples’ issuance of its common shares in connection with the Merger. This proxy statement/prospectus describes the special meeting, the Merger proposal and other related matters.

North Akron’s board of directors recommends that you vote “FOR” the Merger

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.” On April 21, 2014, the date of execution of the Merger Agreement, the closing price of Peoples’ common shares was $25.74 per share. On , 2014, the closing price of Peoples’ common shares was $ per share. There is no established public trading market for North Akron’s common shares.

    You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page 15 for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.

Whether or not you plan to attend the special meeting of shareholders of North Akron, please complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. We urge you to read carefully this proxy statement/prospectus, which contains a detailed description of the special meeting, the Merger proposal, Peoples’ common shares to be issued in the Merger and other related matters.

Sincerely,

Stephen D. Hailer
President & Chief Executive Officer
North Akron Savings Bank

An investment in Peoples’ common shares in connection with the Merger involves risk. See “RISK FACTORS” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Peoples’ common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement/prospectus is dated , 2014, and it
is first being mailed to North Akron shareholders on or about , 2014.

Notice of Special Meeting of Shareholders
To be held at , Eastern Daylight Savings Time, on , 2014, at
158 East Cuyahoga Falls Avenue, Akron, Ohio 44310

To the Shareholders of North Akron Savings Bank:

Notice is hereby given that a special meeting of the shareholders of North Akron Savings Bank will be held at , Eastern Daylight Savings Time, on , 2014, at North Akron’s main office at 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310, for the purpose of considering and voting on the following matters:

1.    A proposal to adopt and approve the Agreement and Plan of Merger dated as of April 21, 2014, as amended, by and among Peoples Bancorp Inc., Peoples Bank, National Association and North Akron Savings Bank;

2.    A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

3.    Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of North Akron Savings Bank is unaware of any other business to be transacted at the special meeting.

Holders of record of North Akron Savings Bank common shares at the close of business on , 2014, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.  The affirmative vote of the holders of at least two-thirds of North Akron common shares is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus.

Your vote is very important, regardless of the number of North Akron Savings Bank common shares you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your North Akron Savings Bank common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The North Akron Savings Bank board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Stephen D. Hailer
President & Chief Executive Officer
, 2014	North Akron Savings Bank

WHERE YOU CAN FIND MORE INFORMATION

Peoples is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may obtain copies of these documents by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Peoples also files reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. Certain information filed by Peoples with the SEC is also available, without charge, through Peoples’ web site at www.peoplesbancorp.com under the “Investor Relations” section.

Peoples has filed a registration statement on Form S-4 to register its common shares to be issued as part of the Merger consideration with the SEC. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Peoples has previously filed with the SEC, which contain important information about the company and its financial condition. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 48. These documents are available, without charge, to you upon written or oral request at the applicable company’s address and telephone number listed below:

Peoples Bancorp Inc.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750
Attention: M. Ryan Kirkham, Esq.
Corporate Counsel
(740) 373-3155

Additional information about North Akron may be obtained by contacting North Akron Savings Bank, 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310, Attention: Investor Relations, (330) 252-4506.

To obtain timely delivery, you must request the information no later than , 2014.

Peoples’ common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO.” There is no established public trading market for North Akron’s common shares.

Peoples has not authorized anyone to provide you with any information other than the information included in this document and documents to which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Peoples’ business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1

SUMMARY	5

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PEOPLES	10

UNAUDITED COMPARATIVE PER SHARE DATA	13

MARKET PRICE AND DIVIDEND INFORMATION	14

RISK FACTORS	15

FORWARD-LOOKING STATEMENTS	18

THE SPECIAL MEETING OF SHAREHOLDERS OF NORTH AKRON	20

Time, Date and Place	20
Matters to be Considered	20
Record Date; Shares Outstanding and Entitled to Vote	20
Votes Required; Quorum	20
Solicitation and Revocation of Proxies	21

DISSENTERS’ RIGHTS	21

THE MERGER	23

The Proposed Merger	23
North Akron’s Background and Reasons for the Merger	23
Recommendation of the North Akron Board of Directors	25
Peoples’ Reasons for the Merger	25
Opinion of North Akron’s Financial Advisor	25
Regulatory Approvals Required	30
Interests of North Akron Directors and Officers in the Merger	30
Material U.S. Federal Income Tax Consequences of the Merger	31
Accounting Treatment	33
Resale of Peoples’ Common Shares	33
Employee Matters	34

ADJOURNMENT OF THE NORTH AKRON SPECIAL MEETING	35

THE MERGER AGREEMENT	36

The Merger	36
Effective Time	36
Merger Consideration	36
Election and Payment Procedures; Surrender of Certificates	37
Reallocation of Peoples' Common Shares and Case	38
Indemnification and Directors’ and Officers’ Liability Insurance	38
NASDAQ Stock Listing	38
Conditions to Consummation of the Merger	39
Representations and Warranties	40
North Akron’s Conduct of Business Pending the Merger	41
Expenses of the Merger	43
Termination of the Merger Agreement	43
Voting Agreements	44
Acquisition Proposals and Termination Fee	44
Amendment	44

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COMPARISON OF CERTAIN RIGHTS OF NORTH AKRON AND PEOPLES SHAREHOLDERS	45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NORTH AKRON	47

EXPERTS	48

LEGAL MATTERS	48

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	48

Annexes:

ANNEX A	Agreement and Plan of Merger	A-1

ANNEX B	Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law	B-1

ANNEX C	Opinion of Boenning & Scattergood, Inc.	C-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.
Q:    Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because Peoples Bancorp Inc. (“Peoples”), Peoples Bank, National Association, a national banking association and wholly owned subsidiary of Peoples (“Peoples Bank”) and North Akron Savings Bank, a state savings bank chartered under the laws of Ohio (“North Akron”) have entered into an Agreement and Plan of Merger dated as of April 21, 2014, as amended (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex A, pursuant to which North Akron will be merged with and into Peoples Bank (the “Merger”). The Merger Agreement must be adopted and approved by the holders of at least two-thirds of the North Akron common shares outstanding and entitled to vote at the special meeting, in accordance with Section 1701.78 of the Ohio General Corporation Law and North Akron’s Amended Articles of Incorporation.

This proxy statement/prospectus contains important information about the Merger and the special meeting of the shareholders of North Akron, and you should read it carefully. The enclosed voting materials allow you to vote your North Akron common shares without attending the special meeting.

Q:	Why are Peoples and North Akron proposing to merge?

A:
North Akron believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the Merger consideration will provide enhanced value and increased liquidity to North Akron shareholders.  Furthermore, as a result of the Merger, North Akron will become part of a larger banking institution improving its ability to compete with larger financial institutions and better serve its customers’ needs while maintaining the community bank philosophy that both institutions currently share.

Peoples believes that the Merger will benefit Peoples and its shareholders by enabling Peoples to further expand into the markets currently served by North Akron and strengthening the competitive position of the combined organization. Furthermore, Peoples believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review the reasons for the Merger in more detail, see “THE MERGER” on page 23 of this proxy statement/prospectus.

Q:	What will North Akron shareholders receive in the Merger?
A: Under the terms of the Merger Agreement, shareholders of North Akron will be entitled to receive after the Merger is completed, for each North Akron common share:

•	$7,655.00 in cash, or

•	$7,655.00 in Peoples’ common shares (based upon the Peoples Market Price), or

•	a combination of both.
The form of consideration to be received by each North Akron shareholder is subject to reallocation in order to ensure that 20% of the Merger consideration will consist of cash and 80% of the Merger consideration will consist of Peoples’ common shares.
Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of North Akron common shares who would otherwise be entitled to receive a fraction of a Peoples’ common share (after taking into account all shares of North Akron common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the Peoples Market Price.
You will have the opportunity to elect the form of consideration to be received for your shares subject to reallocation in order to ensure that 20% of the Merger consideration will consist of cash and 80% of the Merger consideration will consist of Peoples’ common shares. Therefore, your ability to receive the cash or stock elections of your choice will depend on the elections of other North Akron shareholders. The allocation of the mix of consideration payable to North Akron shareholders in the Merger will not be known until Peoples calculates the results of the cash and stock elections made by

North Akron shareholders. See “The Merger Agreement-Reallocation of Peoples’ Common Shares and Cash” beginning on page 38.

Q:	How do North Akron shareholders make their election to receive cash, Peoples’ common shares or a combination of both?

A:
If you are a North Akron shareholder of record, you will receive an election form, which you should complete and return, along with your North Akron stock certificate(s), according to the instructions printed on the election form. The election deadline will be 5:00 p.m., Eastern Daylight Savings Time, on , 2014 (which we refer to as the “election deadline”). A copy of the election form is being mailed separately approximately two weeks following the mailing of this proxy statement/prospectus. Peoples will also make an election form available if requested by a North Akron shareholder of record following the mailing of the election forms and before the election deadline. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you had not made an election.

If you own shares of North Akron common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election. If you do not complete this process by the election deadline, you will be treated as though you had not made an election.

Q:	Can I change my election?

A:
You may change your election at any time prior to the election deadline by submitting to Wells Fargo Shareowner Services (Peoples’ exchange agent under the Merger Agreement), written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to Wells Fargo Shareowner Services prior to the election deadline. North Akron shareholders will not be entitled to change or revoke their elections following the election deadline. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing those instructions.

Q:	What happens if I do not make a valid election or make no election to receive cash, Peoples’ common shares or a combination of both?

A:
If you do not return a properly completed election form or return an election form with no designation of Merger consideration by the election deadline specified in the election form, your North Akron common shares will be considered “No Election Shares.” No Election Shares will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement. Generally, in the event one form of consideration (cash or Peoples’ common shares) is undersubscribed in the Merger, North Akron common shares for which no election has been validly made will be allocated to the undersubscribed form of consideration before North Akron common shares electing the oversubscribed form will be switched to the undersubscribed form of consideration pursuant to the proration and adjustment procedures. Accordingly, while electing one form of consideration will not guarantee you will receive that form for all of your North Akron common shares, in the event proration is necessary, properly electing common shares will have priority over No Election Shares.

Q:	When and where will the North Akron special meeting of shareholders take place?

A:	The special meeting of shareholders of North Akron will be held at , Eastern Daylight Savings Time, on , 2014, at North Akron’s main office at 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310.

Q:	What matters will be considered at the North Akron special meeting?

A:
The shareholders of North Akron will be asked to: (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and (3) vote on any other business which properly comes before the special meeting.

Q:	Is my vote needed to adopt and approve the Merger Agreement?

A:
The adoption and approval of the Merger Agreement by the shareholders of North Akron requires the affirmative vote of the holders of at least two-thirds of the North Akron common shares outstanding and entitled to vote at the special meeting. The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the

2

holders of a majority of the North Akron common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:
If you were the record holder of North Akron common shares as of , 2014, you may vote in person by attending the special meeting or, to ensure that your North Akron common shares are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold North Akron common shares in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to vote or if you mark “ABSTAIN” on your proxy card with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.
If you mark “ABSTAIN” on your proxy card with respect to the proposal to approve the adjournment of the North Akron special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal.
The failure to vote, however, will have no effect on the proposal to approve the adjournment of the North Akron special meeting, if necessary, to solicit additional proxies.

Q:	How will my shares be voted if I return a blank proxy card?

A:
If you sign, date and return your proxy card and do not indicate how you want your North Akron common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my North Akron common shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), will my broker, bank or other nominee vote my shares for me?
A: No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your North Akron common shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your North Akron common shares will not be voted by your broker, bank or nominee.
Under the rules of the NASDAQ Stock Market, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the North Akron special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are a North Akron shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•	your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.
Q: Can I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the President of North Akron, at 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310;

•
executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the President of North Akron, at 158 East Cuyahoga Falls Avenue, Akron,

3

Ohio 44310 before a vote is taken at the special meeting; or

•	attending the special meeting and giving notice of revocation in person.
Your attendance at the special meeting will not, by itself, revoke your proxy.
If you hold your North Akron common shares in “street name” and you have instructed your broker, bank or nominee to vote your North Akron common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my rights?

A:
If you are a North Akron shareholder as of , 2014, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, you will have the right under Section 1701.85 of the Ohio General Corporation Law to demand the fair cash value for your North Akron common shares. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to North Akron a written demand for payment of the fair cash value of your shares before the vote on the Merger is taken at the special shareholders’ meeting. The demand for payment must include your address, the number and class of North Akron shares owned by you, and the amount you claim to be the fair cash value of your North Akron shares. For additional information regarding dissenters’ rights, see “Dissenters’ Rights” on page 22 of this proxy statement/prospectus and the complete text of the applicable sections of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B.

Q:	When is the Merger expected to be completed?

A:
We are working to complete the Merger as quickly as we can. We expect to complete the Merger in the fourth quarter of 2014, assuming shareholder approval and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should I send in my North Akron stock certificates now?

A.
As addressed above under “How do North Akron Shareholders make their election to receive cash, Peoples’ common shares or a combination of both?,” you may send in your stock certificates with the election materials that are being sent to you separately. You should not, however, send in your stock certificates with your proxy card. If you choose to send in your North Akron stock certificates with the election materials and the Merger Agreement is not approved by a vote at the special meeting of shareholders of North Akron, your stock certificates will be returned to you via mail as soon as practicable. Neither Peoples nor North Akron shall be held responsible for lost, stolen, or destroyed stock certificates as a result of mailing them back to the shareholder.

Q:	What do I need to do now?

A:
After carefully reviewing this proxy statement/prospectus, including its annexes, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your North Akron common shares at the special meeting of shareholders of North Akron in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your North Akron common shares will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact:
North Akron Savings Bank
Attention: Investor Relations
158 East Cuyahoga Falls Avenue
Akron, Ohio 44310
(330) 252-4506

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Summary

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Peoples into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 48. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

Peoples Bancorp Inc.

Peoples Bancorp Inc.
138 Putnam Street
Marietta, Ohio 45750
Phone: (740) 373-3155

Peoples is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and was incorporated under the laws of the State of Ohio in 1980. Peoples offers diversified financial products and services through 50 financial service locations and 50 automated teller machines (“ATM”) in central, northeastern and southeastern Ohio, west central West Virginia and northeastern Kentucky through its financial service subsidiaries. Peoples operates principally through its wholly-owned subsidiary, Peoples Bank. Peoples’ other wholly-owned subsidiary is Peoples Investment Company. Peoples Bank’s operating subsidiaries include Peoples Insurance Agency, LLC and PBNA, L.L.C., an asset management company. Peoples Investment Company owns Peoples Capital Corporation.

On January 21, 2014, Peoples entered into an Agreement and Plan of Merger with Midwest Bancshares, Inc. (“Midwest”). Subsequently, on May 30, 2014, Peoples consummated a merger with Midwest in a stock and cash transaction valued at approximately $12.6 million. Immediately following the merger of Midwest into Peoples, First National Bank of Wellston (“First National”), a wholly-owned subsidiary of Midwest, was merged into Peoples Bank. At that time, First National’s two offices, located in Jackson and Wellston, Ohio, became offices of Peoples Bank.

On April 4, 2014, Peoples entered into an Agreement and Plan of Merger with Ohio Heritage Bancorp, Inc. (“Ohio Heritage”). Peoples expects this stock and cash transaction, valued at $37.6 million, to be completed late in the third quarter of 2014, subject to the satisfaction of customary closing conditions. Immediately following the merger of Ohio Heritage into Peoples, Ohio Heritage Bank, a wholly-owned subsidiary of Ohio Heritage, will merge into Peoples Bank, with Peoples Bank as the surviving entity.

Peoples’ primary business activities are conducted through Peoples Bank, a full-service community bank. Peoples Bank was first chartered as an Ohio banking corporation under the name “The Peoples Banking and Trust Company” in Marietta, Ohio, in 1902 and reorganized as a national banking association under its current name in 2000. Peoples Bank is a member of the Federal Reserve System and subject to regulation, supervision and examination by the Office of the Comptroller of the Currency. Peoples Bank’s products and services include traditional banking products, such as deposit accounts, lending products and trust services. Peoples Bank provides services through traditional branch offices, ATMs and telephone and internet-based banking. Brokerage services are offered exclusively through an unaffiliated registered broker-dealer located at Peoples Bank’s offices. Peoples Bank also makes available credit cards to consumers and businesses, as well as merchant credit card processing services, through joint marketing arrangements with third parties.

Peoples Investment Company, its subsidiary Peoples Capital Corporation, and PBNA, L.L.C. were formed to optimize Peoples’ consolidated capital position and provide new investment opportunities as a means of enhancing profitability. These opportunities include, but are not limited to, investments in low-income housing tax credit funds or projects, venture capital and other higher risk investments that Peoples Bank is limited or restricted from participating in. Presently, the operations of these companies do not represent a material part of Peoples’ overall business activities.

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Through the financial services units noted above, Peoples makes a complete line of banking, investment, insurance and trust solutions available to its customers and clients. These products and services include, without limitation, the following:

•	various demand deposit accounts, savings accounts, money market accounts and certificates of deposit;

•	commercial, consumer and real estate mortgage loans (both commercial and residential) and lines of credit;

•	debit and ATM cards;

•	corporate and personal trust services;

•	safe deposit rental facilities;

•	money orders and cashier’s checks;

•	full range of life, health and property and casualty insurance products; and

•	custom-tailored fiduciary and wealth management services.

At June 30, 2014, Peoples had total assets of approximately $2.2 billion, total loans of approximately $1.3 billion, total deposits of approximately $1.7 billion, and total shareholders’ equity of approximately $244.3 million.

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO” Peoples is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Peoples is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 48 of this proxy statement/prospectus.

North Akron Savings Bank

North Akron Savings Bank
158 East Cuyahoga Falls Avenue
Akron, Ohio 44310
Phone: (330) 252-4506

North Akron is an Ohio-chartered savings bank originally chartered in 1921. North Akron’s main office is located in Akron, Ohio and it also has three branch offices located in Cuyahoga Falls, Munroe Falls and Norton, Ohio.

North Akron is a full service community bank offering a range of commercial and personal banking services. Deposit services include a variety of checking accounts, savings accounts and certificates of deposit.

At June 30, 2014, North Akron had total assets of approximately $147.2 million, total loans of approximately $116.4 million, total deposits of approximately $109.5 million and total shareholders’ equity of approximately $14.3 million.

North Akron’s common shares are not publicly traded.

The Merger (page 23)

The Merger Agreement provides that, if all of the conditions are satisfied or waived, North Akron will be merged with and into Peoples Bank, with Peoples Bank surviving. The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What North Akron shareholders will receive in the Merger (page 36)

Under the terms of the Merger Agreement, shareholders of North Akron will be entitled to receive after the Merger is completed, for each North Akron common share:

•	$7,655.00 in cash, or

•	$7,655.00 in Peoples’ common shares (based upon the Peoples Market Price), or

•	a combination of both.
The form of consideration to be received by each North Akron shareholder is subject to reallocation in order to ensure that 20% of the Merger consideration will consist of cash and 80% of the Merger consideration will consist of Peoples’

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common shares.

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of North Akron common shares who would otherwise be entitled to receive a fraction of a share of Peoples’ common shares (after taking into account all shares of North Akron common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the Peoples Market Price.

North Akron special meeting of shareholders (page 20)

A special meeting of shareholders of North Akron will be held at , Eastern Daylight Savings Time, on , 2014, at North Akron’s main office at 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•
a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•
any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The North Akron board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned North Akron common shares as of the close of business on , 2014. As of , 2014, a total of 2,630.10 North Akron common shares were outstanding and eligible to be voted at the North Akron special meeting. As of the same date, there were no North Akron preferred shares outstanding or eligible to be voted at the North Akron special meeting.

Required vote (page 20)

The adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least 1,754 North Akron common shares, which is two-thirds of the North Akron common shares outstanding and entitled to vote at the North Akron special meeting. The number of shareholders attending the North Akron meeting in person or by proxy will constitute a quorum. The affirmative vote of the holders of a majority of the North Akron common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

As of , 2014, directors of North Akron owned an aggregate of 405.2 North Akron common shares, an amount equal to approximately 15.4% of the outstanding North Akron common shares. All of the directors of North Akron, who collectively have the power to vote approximately 15.4% of the outstanding North Akron common shares entered into a voting agreement with Peoples on April 21, 2014 pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no North Akron common shares.

Recommendation to North Akron shareholders (page 25)

The board of directors of North Akron unanimously approved the Merger Agreement. The board of directors of North Akron believes that the Merger is fair to and in the best interests of North Akron and its shareholders, and, as a result, the directors unanimously recommend that North Akron shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In reaching this decision, the board of directors of North Akron considered many factors which are described in the section captioned “THE MERGER—North Akron’s Background and Reasons for the Merger” beginning on page 23 of this proxy statement/prospectus.

Opinion of North Akron’s financial advisor (page 25)

On April 21, 2014 Boenning & Scattergood, Inc. (“Boenning”) rendered its opinion to the board of directors of North Akron that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate Merger consideration in the Merger was fair, from a financial point of view, to North Akron’s shareholders,

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collectively as a group. The full text of Boenning’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. North Akron shareholders are urged to read the opinion in its entirety. Boenning’s written opinion is addressed to the board of directors of North Akron, is directed only to the aggregate Merger consideration in the Merger and does not constitute a recommendation as to how any holder of North Akron common shares should vote with respect to the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page 31)

We intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Peoples or North Akron as a result of the Merger, (ii) North Akron shareholders who receive solely Peoples’ common shares in exchange for North Akron common shares in the Merger will recognize no gain or loss (other than the gain or loss to be recognized as to cash received in lieu of fractional Peoples’ common shares), and their basis in and holding periods for Peoples’ common shares received may vary among shares if blocks of North Akron common shares were acquired at different times or for different prices, and (iii) North Akron shareholders who receive solely cash in exchange for North Akron common shares in the Merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their North Akron common shares. North Akron shareholders receiving both Peoples’ common shares and cash for their North Akron common shares generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the Merger and (ii) their gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of Peoples’ common shares received over their adjusted cash basis in the North Akron common shares surrendered).

North Akron shareholders who exercise dissenters’ rights and receive cash for their North Akron common shares generally will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received and their tax basis in the North Akron common shares.

All North Akron shareholders should read carefully the description under the section captioned “THE MERGER -MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 31 of this proxy statement/prospectus and should consult their own tax advisors concerning these matters.

Interests of directors and executive officers of North Akron (page 30)

 The directors and some of the executive officers of North Akron have interests in the Merger that are different from, or in addition to, the interests of North Akron shareholders generally. These include:

•	the ability of the directors of North Akron, at their discretion, to serve on a Peoples advisory board for a period of at least one year following the Merger;

•	continued indemnification and continued insurance for directors and officers of North Akron for events occurring before the Merger; and

•	upon the consummation of the Merger, payments to be paid to certain executive officers pursuant to employment agreements and/or change in control agreements.

North Akron’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—INTERESTS OF NORTH AKRON DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER” beginning on page 30 of this proxy statement/prospectus.

Dissenters’ rights (page 22)

Under Ohio law, if you do not vote in favor of the adoption and approval of the Merger Agreement and if you deliver a written demand for payment for the fair cash value of your North Akron common shares prior to the North Akron special meeting, you will be entitled, if and when the Merger is completed, to receive the fair cash value of your North Akron common shares. The right to make this demand is known as “dissenters’ rights.” Your right to receive the fair cash value of your North Akron common shares, however, is contingent upon your strict compliance with the procedures set forth in Section 1701.85 of the Ohio General Corporation Law.

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For additional information regarding your dissenters’ rights, see “DISSENTERS' RIGHTS” on page 22 of this proxy statement/prospectus and the complete text of Section 1701.85 of the Ohio General Corporation Law attached to this proxy statement/prospectus as Annex B. If you should have any questions regarding your dissenters’ rights, you should consult with your own legal advisers.

Certain differences in shareholder rights (page 45)

When the Merger is completed, some North Akron shareholders will receive Peoples’ common shares and, therefore, will become Peoples shareholders. As Peoples shareholders, your rights will be governed by Peoples’ Amended Articles of Incorporation and Regulations, as well as Ohio law. See “COMPARISON OF CERTAIN RIGHTS OF NORTH AKRON AND PEOPLES SHAREHOLDERS” beginning on page 45 of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page 30)
The Merger cannot be completed until Peoples receives the required regulatory approvals, which include the approval (or waiver thereof) of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the approval of the Office of the Comptroller of the Currency (“OCC”). Peoples has received such approval to consummate the Merger from the OCC, and has submitted an application to the Federal Reserve for such approval; this application is currently pending.

Conditions to the Merger (page 39)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by North Akron’s shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Peoples and North Akron anticipate the closing of the Merger will occur in the fourth quarter of 2014, neither Peoples nor North Akron can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed.  See “THE MERGER AGREEMENT —CONDITIONS TO CONSUMMATION OF THE MERGER” beginning on page 39 of this proxy statement/prospectus.

 Termination of the Merger Agreement (page 43)

Peoples and North Akron may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its entire board. In addition, either Peoples or North Akron, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•	if any of the required regulatory approvals is denied;

•	if the North Akron shareholders do not adopt and approve the Merger Agreement at the North Akron special shareholder meeting;

•
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach; or

•	if the Merger has not been consummated by January 31, 2015, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate.

Acquisition proposals and termination fee (page 44)

Because North Akron has entered into the Merger Agreement, a binding legal agreement, if North Akron executes a definitive agreement in connection with, or closes, an acquisition proposal (as defined in the Merger Agreement) with any person or entity other than Peoples and its subsidiaries, North Akron must pay Peoples the sum of $603,980 immediately after the earlier of such execution or closing. See “THE Merger Agreement—Acquisition Proposals and Termination Fee” beginning on page 44 of this proxy statement/prospectus.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PEOPLES

The following table summarizes financial results achieved by Peoples for the periods and at the dates indicated and should be read in conjunction with Peoples’ Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that Peoples has previously filed with the SEC. Historical financial information for Peoples can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The information at and for the six months ended June 30, 2014 and 2013 is unaudited. However, in the opinion of management of Peoples, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2014 and 2013 are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

     The information below has been derived from Peoples’ Consolidated Financial Statements.

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	Six Months Ended June 30,		At or For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Operating Data
Total interest income	$36,768	$32,177	$67,071	$69,470	$75,133	$89,335	$102,105
Total interest expense	5,243	6,047	11,686	14,995	21,154	29,433	40,262
Net interest income	31,525	26,130	55,385	54,475	53,979	59,902	61,843
Provision for (recovery of) loan losses	591	(2,527)	(4,410)	(4,716)	7,998	26,916	25,721
Net impairment losses on investment securities	—	—	—	—	—	(1,786)	(7,707)
Net gain (loss) on investment securities and other transactions	(140)	433	334	(778)	(443)	(39)	1,343
Total non-interest income	20,014	18,288	37,220	34,971	32,944	31,634	32,050
FDIC insurance expense	547	530	1,036	1,002	1,867	2,470	3,442
Other expense	38,273	32,077	67,229	62,472	59,464	54,572	55,240
Preferred dividends (a)	—	—	—	—	1,343	2,052	1,876
Net income available to common shareholders	$8,261	$9,943	$17,574	$20,385	$11,212	$3,529	$2,314
Balance Sheet Data
Total investment securities	$664,987	$673,248	$680,526	$709,085	$669,228	$641,307	$751,866
Loans, net of deferred fees and costs	1,319,352	1,030,229	1,196,234	985,172	938,506	960,718	1,052,058
Allowance for loan losses	17,384	17,113	17,065	17,811	23,717	26,766	27,257
Total intangible assets	79,273	71,608	77,603	68,525	64,475	64,870	65,599
Total assets	2,163,892	1,899,841	2,059,108	1,918,050	1,794,161	1,837,985	2,001,827
Non-interest-bearing deposits	426,384	325,125	409,891	317,071	239,837	215,069	198,000
Total retail interest-bearing deposits	1,193,884	1,060,260	1,121,826	1,119,633	1,047,189	1,059,066	1,095,466
Brokered certificates of deposits	40,650	50,393	49,041	55,599	64,054	87,465	102,420
Short-term borrowings	115,869	92,521	113,590	47,769	51,643	51,509	76,921
Long-term borrowings	118,815	125,714	121,826	128,823	142,312	157,703	246,113
Junior subordinated debentures held by subsidiary trust	—	—	—	—	22,600	22,565	22,530
Preferred stockholders’ equity (a)	—	—	—	—	—	38,645	38,543
Common stockholders’ equity	244,271	219,147	221,553	221,728	206,657	192,036	205,425
Tangible assets (b)	2,084,619	1,828,233	1,981,505	1,849,525	1,729,686	1,773,115	1,936,228
Tangible equity (b)	164,998	147,539	143,950	153,203	142,182	165,811	178,369
Tangible common equity (b)	$164,998	$147,539	$143,950	$153,203	$142,182	$127,166	$139,826
Per Common Share Data
Earnings per common share - basic	$0.77	$0.93	$1.65	$1.92	$1.07	$0.34	$0.22
Earnings per common share - diluted	0.76	0.93	1.63	1.92	1.07	0.34	0.22
Cash dividends declared per share	0.30	0.26	0.54	0.45	0.30	0.40	0.66
Book value per share (c)	22.36	20.71	20.89	21.02	19.67	18.36	19.80
Tangible book value per share (b) (c)	$15.10	$13.94	$13.57	$14.52	$13.53	$12.16	$13.48
Weighted-average number of common shares outstanding - basic	10,696,129	10,566,508	10,581,222	10,527,885	10,482,318	10,424,474	10,363,975
Weighted-average number of common shares outstanding - diluted	10,807,688	10,584,383	10,679,417	10,528,286	10,482,318	10,431,990	10,374,792
Common shares outstanding at end of period	10,926,436	10,583,161	10,605,782	10,547,960	10,507,124	10,457,327	10,374,637

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	Six Months Ended June 30,		At or For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
SIGNIFICANT RATIOS
Return on average stockholders’ equity	7.20%	8.96%	7.92%	9.52%	5.72%	2.33%	1.80%
Return on average common stockholders’ equity	7.20	8.96	7.92	9.52	5.61	1.76	1.17
Return on average assets	0.80	1.05	0.91	1.11	0.69	0.28	0.21
Net interest margin	3.37	3.11	3.25	3.39	3.43	3.51	3.48
Efficiency ratio (d)	73.35	71.66	71.90	69.55	68.98	60.30	60.14
Pre-provision net revenue to average assets (e)	1.24	1.25	1.26	1.41	1.41	1.76	1.74
Average stockholders’ equity to average assets	11.18	11.70	11.48	11.63	12.12	12.20	11.50
Average loans to average deposits	77.90	67.10	70.79	68.23	69.86	73.01	77.97
Dividend payout ratio	39.43%	28.23%	33.20%	23.58%	28.35%	119.33%	298.23%
ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans (c)(f)	0.86%	1.17%	0.73%	1.50%	3.26%	4.26%	3.31%
Nonperforming assets as a percent of total assets (c)(f)	0.57	0.64	0.47	0.82	1.84	2.48	2.06
Nonperforming assets as a percent of total loans and other real estate owned (c)(f)	0.93	1.18	0.81	1.58	3.49	4.70	3.89
Allowance for loan losses as a percent of loans, net of deferred fees and costs (c)	1.32	1.66	1.43	1.81	2.53	2.79	2.59
Allowance for loan losses to nonperforming loans (c)(f)	152.57	141.11	194.13	119.75	77.18	65.09	78.12
Provision for (recovery of) loan losses as a percent of average total loans	0.10	(0.51)	(0.42)	(0.49)	0.84	2.61	2.35
Net charge-offs (recoveries) as a percentage of average total loans (annualized)	0.04%	(0.37)%	(0.35)%	0.12%	1.16%	2.66%	1.96%
CAPITAL RATIOS (c)
Tier 1 common	12.33%	14.17%	12.42%	14.06%	12.82%	11.59%	10.58%
Tier 1	12.33	14.17	12.42	14.06	14.86	16.91	15.49
Total (Tier 1 and Tier 2)	13.65	15.54	13.78	15.43	16.20	18.24	16.80
Tier 1 leverage	8.76	9.04	8.52	8.83	9.45	10.63	10.06
Tangible equity to tangible assets (b)	7.92	8.07	7.26	8.28	8.22	9.35	9.21
Tangible common equity to tangible assets (b)	7.92%	8.07%	7.26%	8.28%	8.22%	7.17%	7.22%
(a) Amounts relate to Series A Preferred Shares issued and sold by Peoples in connection with its participation in the TARP Capital Purchase Program. Additional information regarding the Series A Preferred Shares can be found in Note 11 of the Notes to the Consolidated Financial Statements included immediately following Item 9B of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(b)
These amounts represent non-generally accepted accounting principles (“GAAP”) financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets. Additional information regarding the calculation of these measures can be found in "ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" of Peoples' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, under the caption "Capital/Stockholders' Equity" and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, under the caption “Capital/Stockholders’ Equity.”

(c)	Data presented as of the end of the period indicated.

(d)
Non-interest expense (less intangible asset amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (excluding gains or losses on investment securities, asset disposals and other transactions).

(e)
These amounts represent non-GAAP financial measures since they exclude the provision for loan losses and all gains and losses included in earnings. Additional information regarding the calculation of these measures can be found in "ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" of Peoples' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, under the caption "Pre-Provision Net Revenue" and “ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, under the caption “Pre-Provision Net Revenue”.

(f)	Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.

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UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for Peoples and North Akron certain historical, pro forma and pro forma-equivalent per share financial information as of and for: (i) the twelve months ended December 31, 2013, and (ii) the six months ended June 30, 2014. Note that Peoples’ fiscal year ends December 31 and North Akron’s fiscal year ends June 30. However, the audit for North Akron's fiscal year ended June 30, 2014 has not been completed. As such, North Akron’s historical financial information for the twelve months ended December 31, 2013 and North Akron's and Peoples’ historical financial information for the six months ended June 30, 2014, is unaudited. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of Peoples that are incorporated by reference in this proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and North Akron equivalent pro forma per share data are prepared assuming a maximum of 725,000 common shares will be issued in the Merger. See “THE MERGER AGREEMENT—Merger Consideration” on page 36.

	Peoples Historical	North Akron Historical	Pro Forma Combined	Equivalent Pro Forma per North Akron Share
Book value per share:
at December 31, 2013	$20.89	$5,279.16	$20.96	$4,981.56
at June 30, 2014	$22.36	$5,432.60	$22.35	$5,465.81

Cash dividends per share:
Twelve months ended December 31, 2013	$0.54	$60.00	$0.54	$63.93
Six months ended June 30, 2014	$0.30	$20.00	$0.30	$35.52

Earnings (loss) per share:
Twelve months ended December 31, 2013	$1.65	$141.56	$1.59	$188.34
Six months ended June 30, 2014	$0.77	$63.02	$0.76	$90.27

Diluted earnings (loss) per share:
Twelve months ended December 31, 2013	$1.63	$141.56	$1.57	$186.11
Six months ended June 30, 2014	$0.76	$63.02	$0.75	$89.14

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MARKET PRICE AND DIVIDEND INFORMATION

Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO.”  There is no established public trading market for North Akron’s common shares.

The information presented in the following table reflects the last reported sale prices per share of Peoples’ common shares and North Akron’s common shares as of April 17, 2014, the last trading day preceding our public announcement of the Merger, and on July 25, 2014, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent price per share of North Akron, giving effect to the Merger as of such dates. The “Equivalent Market Value Per North Akron Common Share” is fixed at $7,655.00 per share on any given date until the Merger is consummated. The exchange ratio will vary based on the market price of Peoples’ common shares. No assurance can be given as to what the market price of Peoples’ common shares will be if and when the Merger is consummated.

	Peoples’ Common Shares	Equivalent Market Value Per North Akron Common Share

April 17, 2014	$25.39	$7,655.00
July 25, 2014	$23.94	$7,655.00

The following table lists the high and low prices per share for Peoples’ common shares and North Akron’s common shares and the cash dividends declared by each company for the periods indicated.

	Peoples’ Common Shares			North Akron's Common Shares*(1)
	High	Low	Dividends	High		Low		Dividends
2012
First Quarter	$17.84	$14.59	$0.11	$	—(2)	$	—(2)	$25.00
Second Quarter	$22.54	$16.48	$0.11		$2,000.00		$2,000.00	$20.00
Third Quarter	$23.93	$20.22	$0.11	$	—(2)	$	—(2)	$20.00
Fourth Quarter	$23.80	$17.72	$0.12	$	—(2)	$	—(2)	$20.00

2013
First Quarter	$22.65	$20.00	$0.12		$2,100.00		$2,100.00	$20.00
Second Quarter	$22.34	$19.30	$0.14		$2,500.00		$2,500.00	$20.00
Third Quarter	$23.81	$20.02	$0.14		$2,200.00		$2,200.00	$10.00
Fourth Quarter	$24.00	$20.11	$0.14		$2,200.00		$2,200.00	$10.00

2014
First Quarter	$26.10	$20.29	$0.15		$2,129.63		$2,129.63	$10.00
Second Quarter	$27.36	$23.58	$0.15	$	—(2)	$	—(2)	$10.00
Third Quarter	$28.00	$23.87	$0.15	$	—(2)	$	—(2)	$—
(through July 25, 2014)
(1)    *There is no established public trading market for North Akron’s common shares. The share prices above were prices reported to North Akron by buyers and/or sellers of North Akron common shares at the time transfers of record ownership were requested. While North Akron has no information that pricing information, reported to it and described above is not accurate, North Akron has no way of independently assuring the accuracy of the price information so reported to it and the buyers and sellers do not have a specific legal obligation to accurately report sale prices to North Akron. North Akron believes that there were a total of ten transactions involving North Akron common shares during the periods reported above, and the pricing information for three of those transactions (two in the first quarter of 2012 and one in the first quarter of 2014) was not reported to North Akron. The pricing of the unreported transactions may have been above the High or below the Low prices reported in the relevant period.
(2)     No pricing information reported.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “FORWARD-LOOKING STATEMENTS” commencing on page 18 and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by Peoples for the year ended December 31, 2013 and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption and approval of the Merger Agreement.

Risks Related to the Merger

The market value of Peoples’ common shares you receive in the Merger may decrease if there are fluctuations in the market price of Peoples’ common shares following the Merger.

Under the terms of the Merger Agreement, shareholders of North Akron will be entitled to receive, after the Merger is completed, for each North Akron common share:

•	$7,655.00 in cash, or

•	$7,655.00 in Peoples’ common shares (based upon the Peoples Market Price), or

•	a combination of both.
The form of consideration to be received by each North Akron shareholder is subject to reallocation in order to ensure that 20% of the Merger consideration will consist of cash and 80% of the Merger consideration will consist of Peoples’ common shares.

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of North Akron common shares who would otherwise be entitled to receive a fraction of a share of Peoples’ common shares (after taking into account all shares of North Akron common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the Peoples Market Price.

You may receive a form of consideration different from the form of consideration you elect.

Under the terms of the Merger Agreement, shareholders of North Akron will be entitled to receive, after the Merger is completed, for each North Akron common share: (i) $7,655.00 in cash, (ii) $7,655.00 in Peoples’ common shares (based upon the Peoples Market Price), or (iii) a combination of both. The form of consideration to be received by each North Akron shareholder is subject to reallocation in order to ensure that 20% of the Merger consideration will consist of cash and 80% of the Merger consideration will consist of Peoples’ common shares. The Merger Agreement contains proration and allocation methods to achieve this result. If you elect to receive all cash and the available cash is oversubscribed, then you will receive a portion of the Merger consideration in the form of Peoples’ common shares. If you elect to receive all Peoples’ common shares and the available stock is oversubscribed, then you will receive a portion of the Merger consideration in cash. If you elect a combination of cash and Peoples’ common shares, you may not receive the specific combination you request.

Peoples could experience difficulties in managing its growth and effectively integrating the operations of North Akron.

The earnings, financial condition and prospects of Peoples after the Merger will depend in part on Peoples’ ability to integrate successfully the operations of North Akron and to continue to implement its own business plan. Peoples may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of North Akron with the Peoples organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Peoples may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to Peoples not fully achieving the expected benefits from the Merger.

 The Merger Agreement limits North Akron’s ability to pursue alternatives to the Merger with Peoples, may discourage other acquirers from offering a higher valued transaction to North Akron and may, therefore, result in less value for the North Akron shareholders.

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The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits North Akron from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire North Akron. In addition, if North Akron executes a definitive agreement in respect of, or closes, an acquisition transaction with a third party, the Merger Agreement provides that North Akron must pay a $603,980 termination fee to Peoples. These provisions of the Merger Agreement could discourage other companies from trying to acquire North Akron even though such other companies might be willing to offer greater value to North Akron’s shareholders than Peoples has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on North Akron’s financial condition.

The fairness opinion obtained by North Akron from its financial advisor will not reflect changes in circumstances prior to the Merger.

Boenning & Scattergood, Inc., the financial advisor to North Akron, delivered a written fairness opinion to the board of directors of North Akron dated April 21, 2014. The fairness opinion states that, as of the date of the opinion, the Merger consideration set forth in the Merger Agreement was fair, from a financial point of view, to the holders of North Akron common shares. However, the fairness opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Peoples or North Akron, changes in general market and economic conditions, or other changes. Should any such changes occur, it may alter the relative value of Peoples and North Akron.

 North Akron shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

North Akron’s shareholders currently have the right to vote in the election of the North Akron board of directors and on other matters affecting North Akron. When the Merger is completed, each North Akron shareholder that receives Peoples’ common shares will become a shareholder of Peoples with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of North Akron. Because of this, North Akron’s shareholders will have less influence on the management and policies of Peoples than they now have on the management and policies of North Akron.

Certain of North Akron’s officers and directors have interests that are different from, or in addition to, interests of North Akron’s shareholders generally.

The directors and officers of North Akron have interests in the Merger that are different from, or in addition to, the interests of North Akron’s shareholders generally. These interests include provisions in the Merger Agreement providing indemnification and insurance for directors and officers of North Akron for events occurring before the Merger, appointment to an advisory board that will be comprised of directors of North Akron who desire to participate, and payments to be paid to certain executive officers pursuant to employment agreements and/or change in control agreements.

Failure to complete the Merger could negatively impact the value of North Akron’s common shares and future businesses and financial results of Peoples and North Akron.

 If the Merger is not completed, the ongoing businesses of Peoples and North Akron may be adversely affected and Peoples and North Akron will be subject to several risks, including the following:

•	Peoples and North Akron will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•
under the Merger Agreement, North Akron is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•
matters relating to the Merger may require substantial commitments of time and resources by Peoples and North Akron management, which could otherwise have been devoted to other opportunities that may have been beneficial to Peoples and North Akron as independent companies, as the case may be.

In addition, if the Merger is not completed, North Akron may experience negative reactions from its customers and employees. A number of North Akron operational employees have been informed that their employment will be terminated in connection with the Merger and such employees, as well as others, might resign and obtain other employment as a result of the potential Merger. North Akron also could be subject to litigation related to any failure to complete the Merger.

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The Peoples common shares to be received by North Akron shareholders upon completion of the Merger will have different rights from North Akron shares.

Upon completion of the Merger, North Akron shareholders will no longer be shareholders of North Akron but will instead become shareholders of Peoples, and their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Regulations. The terms of Peoples’ Amended Articles of Incorporation and Regulations are in some respects materially different than the terms of North Akron’s Amended Articles of Incorporation, Bylaws and Constitution. See “COMPARISON OF CERTAIN RIGHTS OF NORTH AKRON AND PEOPLES SHAREHOLDERS” on page 45 of this proxy statement/prospectus.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Peoples and North Akron to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of the North Akron shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT-Conditions to Consummation of the Merger” on page 39 of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by January 31, 2015, either Peoples or North Akron may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the North Akron shareholders. In addition, Peoples or North Akron may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT-Termination of the Merger Agreement” on page 43 of this proxy statement/prospectus for a more complete description of these circumstances.

Risks Related to Peoples’ Business

You should read and consider risk factors specific to Peoples’ business that will also affect the combined company after the Merger, described in Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Peoples with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 48 of this proxy statement/prospectus.

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements, including statements about Peoples’ financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express Peoples’ management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this proxy statement/prospectus and the documents incorporated herein by reference that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of Peoples with the SEC, in press releases and in oral and written statements made by or with the approval of Peoples that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•
statements about the benefits of the Merger between Peoples and North Akron, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Peoples or North Akron or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Peoples and North Akron will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the Merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of North Akron’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on Peoples and its customers and Peoples’ assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of Peoples’ common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

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•	the risk that Peoples’ or North Akron’s management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation and, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which Peoples and North Akron must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or Peoples and its subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	Peoples ability to integrate the North Akron acquisition and any future acquisition targets may be unsuccessful, or may be more difficult, time-consuming or costly than expected; and

•	the impact on Peoples’ businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Peoples’ results to differ materially from those described in the forward-looking statements can be found in Peoples’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Peoples or North Akron or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Peoples and North Akron undertake no obligation to update any forward-looking statement.

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THE SPECIAL MEETING OF SHAREHOLDERS OF NORTH AKRON

Time, Date and Place

This proxy statement/prospectus is being provided to North Akron shareholders in connection with the solicitation of proxies by the North Akron board of directors for use at the special meeting of shareholders to be held at , Eastern Daylight Savings Time, on , 2014, at 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310, including any adjournments of the special meeting.

Matters to be Considered

At the special meeting, the shareholders of North Akron will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•
a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•
any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of North Akron is unaware of any other business to be transacted at the special meeting.

The board of directors of North Akron believes that the Merger with Peoples is in the best interests of North Akron shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting of North Akron shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of North Akron has fixed the close of business on , 2014, as the record date for determining the North Akron shareholders who are entitled to notice of and to vote at the North Akron special meeting of shareholders. Only holders of North Akron common shares at the close of business on the record date will be entitled to notice of and to vote at the North Akron special meeting.

As of the close of business on , 2014, there were 2,630.1 North Akron common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of North Akron preferred stock outstanding. The North Akron common shares were held of record by approximately 240 shareholders. Each North Akron common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under the Section 1701.78 of the Ohio General Corporation Law, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the North Akron common shares outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of North Akron’s common shares represented, in person or by proxy, at the special meeting.

As of , 2014, directors of North Akron owned an aggregate of 405.2 North Akron common shares, an amount equal to approximately 15.4% of the outstanding North Akron common shares. All of the directors of North Akron, who collectively have the power to vote approximately 15.4% of the outstanding North Akron common shares, entered into a voting agreement with Peoples on April 21, 2014 pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no North Akron common shares.

Your vote is important, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the North Akron common shares outstanding and entitled to vote at the North Akron special meeting. Brokers who hold North Akron common shares in “street name” for the beneficial owners cannot vote these North Akron common shares on the adoption and approval of the Merger Agreement without specific instructions from the beneficial owners. If you fail to vote or if you mark “ABSTAIN” on your proxy card, or if your North Akron common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

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The number of North Akron shareholders attending the North Akron special meeting in person or by proxy will constitute a quorum. The North Akron board of directors does not expect any matter other than the adoption and approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the North Akron special meeting. If any other matters are properly brought before the special meeting for consideration, North Akron common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to North Akron shareholders. Your proxy is being solicited by the board of directors of North Akron. Whether or not you attend the special meeting, the North Akron board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the North Akron common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. North Akron’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the President of North Akron, at 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310;

•
executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the President of North Akron, at 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310 before a vote is taken at the special meeting; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your North Akron common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

North Akron will bear its own cost of solicitation of proxies on behalf of the North Akron board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of North Akron, none of whom will receive additional compensation for their solicitation activities. North Akron will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of North Akron common shares not beneficially owned by them, for forwarding this proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of North Akron common shares entitled to vote at the special meeting.

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DISSENTERS’ RIGHTS

Rights of Dissenting North Akron Shareholders

Shareholders of North Akron are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the Ohio General Corporation Law. Section 1701.85 generally provides that shareholders of North Akron will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any North Akron shareholder who is a record holder of North Akron common shares on , 2014, the record date for the North Akron special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such North Akron common shares after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver to North Akron a written demand for payment of the fair cash value of the shares held by such shareholder, before the vote on the Merger proposal is taken, and the shareholder must otherwise comply with Section 1701.85. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the North Akron record date, and the amount claimed as the “fair cash value” of such North Akron common shares. See the text of Section 1701.85 of the Ohio General Corporation Law attached as Annex B to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

 If North Akron so requests, dissenting shareholders must submit their share certificates to North Akron within 15 days of such request, for endorsement on such certificates by North Akron that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by North Akron. If North Akron and any dissenting shareholder cannot agree upon the “fair cash value” of North Akron’s common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Summit County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s North Akron common shares. The fair cash value of a North Akron common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a North Akron shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s North Akron common shares will be suspended until North Akron purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights pursuant to Section 1701.85 of the Ohio General Corporation Law may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this proxy statement/prospectus.

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THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of North Akron with and into Peoples Bank, with Peoples Bank as the surviving entity (the “Merger”).  The Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

North Akron’s Background and Reasons for the Merger

Background of the Merger

The North Akron board of directors has concentrated on operating North Akron as a community bank serving its customers in Summit County. In early December 2013, at the annual Ohio Bankers League Chairman's Dinner in Columbus, Ohio, Mr. Charles W. Sulerzyski, President and Chief Executive Officer of Peoples, introduced himself to Stephen D. Hailer, President and Chief Executive Officer of North Akron, and stated that he would be interested in speaking about a potential merger between Peoples Bank and North Akron, and that such a merger could be beneficial to both Peoples’ and North Akron’s shareholders and customers. While Mr. Hailer advised Mr. Sulerzyski that North Akron was not currently seeking a merger transaction, he indicated that he would be willing to have such discussions in the future. The following week Mr. Sulerzyski called Mr. Hailer, but Mr. Hailer asked that any further conversations be postponed until late January.

Mr. Hailer advised members of the North Akron board of directors that Mr. Sulerzyski had approached him on the topic of a merger with Peoples Bank, and the members of the board of directors encouraged Mr. Hailer to continue the conversations. On January 30, 2014, Mr. Hailer met with Mr. Sulerzyski for extended discussions regarding a possible merger. At the conclusion of the meeting, Mr. Hailer requested that, if Peoples was interested in proposing a merger transaction to the North Akron board of directors, they should provide a letter of intent outlining the proposed terms. On January 31, 2014, Mr. Sulerzyski provided a letter to North Akron (the “January 31 Letter”) stating that, based on preliminary analysis, Peoples would be interested in a merger transaction with a total value of $19 million (approximately $7,224 per share) in cash and Peoples common shares, and that Peoples common shares would need to be at least 75% of the transaction consideration.

Following a meeting of the North Akron board of directors on February 11, 2014 at which the board authorized further discussions with Peoples, Mr. Hailer contacted Charles R. Crowley of Boenning & Scattergood, Inc., an investment banking firm (“Boenning”), to determine if Boenning would be in a position to issue a “fairness opinion” to North Akron concerning the proposed transaction with Peoples and to represent North Akron in connection with the negotiation of the proposed transaction. Jeffrey T. Heintz, vice chairman of the North Akron board of directors and a shareholder of the law firm Brouse McDowell, LPA (“Brouse McDowell”), contacted James S. Hogg, an attorney with Brouse McDowell that has been involved in a number of merger transactions, to see if Mr. Hogg and his firm would be able to assist North Akron with the proposed transaction. Both Mr. Crowley and Mr. Hogg provided engagement letters from their firms and the firms were retained to advise North Akron with respect to the proposed merger transaction.

Following a request from Boenning on behalf of North Akron for a more detailed description of the proposed transaction structure, on March 7, 2014, Peoples provided a letter (the “March 7 Letter”) outlining the terms of a proposed transaction, including a range of values (approximately $19.4 million to approximately $20.1 million) which Peoples might be willing to pay, based on the outcome of further due diligence, and requesting a 90-day period of exclusivity for negotiation with North Akron. Following a meeting of the North Akron board of directors on March 11, 2014 at which the board of directors reviewed the proposal with representatives from Boenning and Brouse McDowell, North Akron requested that the exclusivity period be reduced. On March 18, North Akron signed a version of the March 7 Letter (as executed, the “LOI”) which contained the same proposed transaction terms, but granted Peoples a 45-day period of exclusivity for negotiation with North Akron.

On March 27, Mr. Sulerzyski and Mr. Hailer had an informal meeting with members of the management teams of Peoples and North Akron and a representative of Boenning to discuss the implications of the proposed merger. On April 2, Mr. Sulerzyski and members of the Peoples management team met informally with the North Akron board of directors, including Mr. Hailer, and with representatives from Boenning and Brouse McDowell, to discuss the potential benefits of the proposed merger to both Peoples and North Akron. During the five weeks following the execution of the LOI, Peoples and North Akron also each conducted further due diligence examinations regarding the other party and conducted negotiations of a definitive agreement, which was generally consistent with the terms outlined in the LOI. After these negotiations, on April, 21, 2014, the North Akron board of directors met in a special board session to review the definitive agreement and the fairness opinion of Boenning. Representatives of Boenning

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also made a presentation as to the basis of their opinion. After consideration, the North Akron board of directors unanimously approved the transaction.

Mr. Hailer executed the Merger Agreement on behalf of North Akron on April 21, 2014. Each of the members of the North Akron board of directors executed a voting agreement as of that date obligating them to vote the shares of North Akron owned by them in favor of the Merger. The form of the voting agreement is attached as Exhibit A to the Merger Agreement, included as Annex A to this proxy statement/prospectus.

North Akron and Peoples issued a joint press release on April 21, 2014 concerning the transaction and Peoples filed a Current Report on Form 8-K with the SEC on that date, reporting that they had entered into the Merger Agreement.

North Akron’s Reasons for the Merger

North Akron’s board of directors determined that the Merger and the Merger consideration were in the best interests of North Akron and its shareholders and recommends that North Akron shareholders vote in favor of the approval and adoption of the Merger Agreement.

In its deliberations and in making its determination, North Akron’s board of directors considered many factors including, without limitation, the following:

•	the belief that the financial terms of the Merger are considered fair, from a financial standpoint, to the shareholders of North Akron, based upon the opinion of Boenning & Scattergood, Inc.;

•	North Akron’s community banking orientation and its compatibility with a similar operating philosophy of Peoples and Peoples Bank;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both North Akron and Peoples;

•	the challenges to operating a small community bank in the current economic, regulatory and technological environment;

•	Peoples’ access to capital and managerial resources relative to that of North Akron;

•	the provisions of the Merger Agreement;

•
its desire to provide shareholders with the prospect for greater future appreciation on their investments in North Akron common shares than the amount the board of directors believed that North Akron could achieve independently;

•	the greater liquidity of Peoples’ common shares;

•	pricing and other data from other similar transactions;

•
North Akron’s potential to better serve its customers and enhance its competitive position in the communities in which it operates due to Peoples’ ability to offer more diverse financial products and services as a larger and more highly capitalized institution;

•	the ability for North Akron’s board to respond to an unsolicited offer from another entity and the amount and terms of the termination fee;

•	the effect of the Merger on North Akron’s employees, customers and community; and

•	the dividend accretion to North Akron shareholders who receive Peoples’ common shares in exchange for their North Akron common shares.

The above discussion of the information and factors considered by North Akron’s board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the North Akron shareholders vote to approve the Merger Agreement. The North Akron board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

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Recommendation of the North Akron Board of Directors

The board of directors of North Akron unanimously approved the Merger Agreement. The board of directors of North Akron believes that the Merger is fair to and in the best interests of North Akron and its shareholders, and, as a result, the directors unanimously recommend that North Akron shareholders vote “FOR” the adoption and approval of the Merger Agreement.

Peoples’ Reasons for the Merger

Peoples believes that the Merger is in the best interests of Peoples and its shareholders. In reaching this determination, the Peoples board of directors consulted with its management, as well as its accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

•	the long-term interests of Peoples and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which Peoples operates;

•	the opportunity to acquire a bank with deep community banking relationships;

•	enhanced market share in Ohio with incremental high-quality, low-cost core deposits;

•	the market area in which North Akron’s offices are located is a market in which Peoples would like to expand to;

•	Peoples believes it can realize cost savings and other benefits of size and operating efficiencies;

•	Peoples believes that the Merger should assist it in maintaining its status as an independent holding company and Peoples Bank as a community bank; and

•
the size and structure of the transaction allows Peoples to maintain its strong capital position and fund the cash portion of the transaction through current operations; additionally, the merged banks will also maintain a strong capital position allowing the organization to expand within its new markets.

The board of directors of Peoples also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of Peoples considered:

•	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of the North Akron shareholders and other Merger related costs; and

•
the risks associated with combining the operations of North Akron with Peoples’ existing operations, including difficulty in combining corporate, accounting, financial information and information systems.

The above discussion of the information and factors considered by Peoples’ board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve. The board of directors of Peoples did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors.

Opinion of North Akron’s Financial Advisor

Boenning & Scattergood, Inc. (“Boenning”) is acting as financial advisor to North Akron in connection with the merger. Boenning is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the Merger. As part of its investment banking activities, Boenning is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwriting, private placements and valuations for estate, corporate and other purposes.
On April 21, 2014, Boenning rendered its oral opinion, which was subsequently confirmed in writing, to North Akron’s board of directors that, as of such date, the Merger consideration to be received by the holders of North Akron’s common shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Boenning’s written opinion dated April 21, 2014, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. You are urged to, and should, read the opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of Boenning’s opinion set forth in this proxy statement/prospectus is qualified

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in its entirety by reference to the full text of the opinion. Boenning’s opinion does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the Merger.
North Akron imposed no limitations on the scope of Boenning’s investigation or the procedures to be followed by Boenning in rendering its opinion. Boenning was not requested to, and did not, make any recommendation to the North Akron board of directors as to the form or amount of the consideration to be paid to North Akron’s shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Boenning did not ascribe a specific range of values to North Akron. Its opinion is based on the financial and comparative analyses described below.
In connection with its opinion, Boenning, among other things:

(i)
reviewed the historical financial performances, current financial positions and general prospects of Peoples and North Akron and reviewed certain internal financial analyses and forecasts prepared by the management of North Akron;

(ii)	reviewed publicly available analyst earnings estimates for Peoples for 2014 and 2015;

(iii)	reviewed a draft of the Merger Agreement, dated April 16, 2014;

(iv)	Reviewed and analyzed the stock market performance of Peoples and the limited trading history of North Akron;

(v)	studied and analyzed the consolidated financial and operating data of Peoples and North Akron;

(vi)
reviewed the pro forma financial impact of the Merger on Peoples, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of Peoples and North Akron;

(vii)	considered the financial terms of the Merger between Peoples and North Akron as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;

(viii)	met and/or communicated with certain members of Peoples’ and North Akron’s senior management to discuss their respective operations, historical financial statements and future prospects; and

(ix)	conducted such other financial analyses, studies and investigations as Boenning deemed appropriate.

Boenning’s opinion was given in reliance on information and representations made or given by Peoples and North Akron, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Peoples and North Akron including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. Boenning did not independently verify the information concerning Peoples and North Akron nor other data which Boenning considered in its review and, for purposes of its opinion, Boenning assumed and relied upon the accuracy and completeness of all such information and data. Boenning assumed that all forecasts and projections provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of Peoples and North Akron as to their most likely future financial performance. Boenning expressed no opinion as to any financial projections or the assumptions on which they were based. Boenning did not conduct any valuation or appraisal of any assets or liabilities of Peoples or North Akron, nor have any such valuations or appraisals been provided to Boenning. Additionally, Boenning assumed that the Merger is, in all respects, lawful under applicable law.
With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Peoples and North Akron, Boenning assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgment of the management of Peoples and North Akron as to their most likely future performance. Boenning further relied on the assurances of management of Peoples and North Akron that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Boenning was not asked to and did not undertake an independent verification of any of such information, and Boenning did not assume any responsibility or liability for the accuracy or completeness thereof. Boenning assumed that the allowances for loan losses indicated on the balance sheets of Peoples and North Akron were adequate to cover such losses; Boenning did not review individual loans or credit files of Peoples or North Akron. Boenning assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived. Boenning assumed that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering its opinion, Boenning assumed that in the course of obtaining the necessary regulatory approvals for the

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consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger.
Boenning’s opinion is based upon information provided to it by the management of Peoples and North Akron, as well as market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Boenning did not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and did not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion does not address the relative merits of the merger and the other business strategies that the North Akron board of directors has considered or may be considering, nor does it address the underlying business decision of the North Akron board of directors to proceed with the Merger. In connection with the preparation of Boenning’s opinion, Boenning was not authorized to solicit, and did not solicit, third parties regarding alternatives to the Merger. Boenning expressed no opinion as to the value of Peoples’ common shares when issued to holders of outstanding North Akron common shares pursuant to the Merger Agreement or the prices at which Peoples’ common shares may trade at any time. Boenning’s opinion was delivered for the information of the North Akron board of directors in connection with its evaluation of the merger and does not constitute a recommendation to the North Akron board of directors in connection with the Merger or a recommendation to any North Akron shareholder as to how such shareholder should vote or act with respect to the Merger.
In connection with rendering its opinion, Boenning performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Boenning believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Boenning’s view of the actual value of North Akron.
In its analyses, Boenning made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of North Akron or Peoples. Any estimates contained in Boenning’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Boenning’s analyses was identical to North Akron or Peoples or the Merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Boenning was assigned a greater significance by Boenning than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Boenning. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which North Akron common stock or Peoples common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.
In accordance with customary investment banking practice, Boenning employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Boenning used in providing its opinion on April 21, 2014. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Boenning more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Boenning’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Boenning. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Boenning with respect to any of the analyses performed by it in connection with its opinion. Rather, Boenning made its determination as to the fairness of the Merger consideration to the holders of North Akron common shares, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for North Akron should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Boenning.

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In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Boenning assumed the effective consideration to be 80% Peoples common shares and 20% cash. The number of Peoples’ common shares issuable in exchange for each North Akron common share will not be fixed until immediately prior to closing, so the price of the stock consideration received by the North Akron shareholders will not fluctuate between signing and closing. Each North Akron common share will be eligible to receive $7,655.00 of consideration in cash or a to-be-determined number of Peoples’ common shares valued at $7,655.00 in the manner provided in the Merger Agreement. The total Merger consideration is $20.1 million.
Comparison of Selected Companies. Boenning reviewed and compared the multiples and ratios of the current estimated price of North Akron common stock to North Akron book value, tangible book value, latest twelve months earnings per share, assets, tangible book premium to core deposits, and deposits, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices of the common stock of a peer group of eleven selected public banks and thrifts with assets between $100 million and $200 million, tangible common equity to assets between 8% and 11%, nonperforming assets to assets less than 3%, and latest twelve months core return on equity between 0% and 6%. Boenning first applied the resulting range of pricing multiples for the peer group specified above to the appropriate financial results without the application of any control premium, referred to as the unadjusted trading price. Boenning then applied a 27.8% control premium to the trading prices of the peer group specified above, referred to as the adjusted trading price, and compared the pricing multiples of the offer price to the median pricing multiples for the peer group adjusted trading prices. The 27.8% equity control premium is the median one day stock price premium for all bank and thrift merger and acquisition deals announced since January 1, 2000, based on data from SNL Financial.
Table 1

	Unadjusted Trading Price		Adjusted Trading Price
Pricing Multiple	NASB (1)	Median Statistics for Peer Group (2)	Offer Price	Median Statistics for Peer Group (2)
Price/Book Value	42.1%	77.7%	145.0%	99.3%
Price/Tangible Book Value	42.1%	77.7%	145.0%	99.3%
Price/Latest Twelve Months Core Earnings Per Share	16.5x	18.5x	56.9x	23.6x
Price/Assets	4.0%	6.6%	13.6%	8.4%
Premium over Tangible Book Value/Core Deposits	-7.3%	-2.4%	5.7%	0.4%
Price/Deposits	5.3%	7.9%	18.2%	10.1%
(1) NASB unadjusted trading price based on last reported trade at $2,222.00 per share.
(2) Peer metrics are based on prices as of market close on April 17, 2014.
Analysis of Bank Merger Transactions. Boenning analyzed certain information relating to recent transactions in the banking industry, consisting of (i) nine selected bank and thrift deals announced since January 1, 2013, with target headquartered in Ohio or contiguous states, assets less than $500 million, latest twelve months return on equity between 0% and 7% and nonperforming assets to assets less than 4%, referred to below as Group A; and (ii) 12 selected nationwide bank and thrift transactions announced since January 1, 2013, with target assets between $75 million and $250 million, latest twelve months return on equity between 0% and 5%, and nonperforming assets to assets less than 4%, referred to below as Group B. Boenning then reviewed and compared the pricing multiples of the offer price and the median pricing multiples of the selected transaction values for Group A and Group B.
Table 2

		Median Statistics for Selected Transactions
Pricing Multiple	Offer Price	Group A	Group B
Price/Book Value	145.0%	118.2%	112.7%
Price/Tangible Book Value	145.0%	118.2%	114.0%
Price/Latest Twelve Months Core Earnings Per Share	56.9x	25.6x	32.0x
Price/Assets	13.6%	13.8%	13.7%
Premium over Tangible Book Value/Core Deposits	5.7%	2.4%	1.2%
Price/Deposits	18.2%	15.9%	16.0%

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Present Value Analysis. Applying present value analysis to North Akron’s theoretical future earnings, dividends and tangible book value, Boenning compared the offer price for one share of North Akron common stock to the present value of one share of North Akron common stock on a stand-alone basis. The analysis was based upon North Akron management’s projected earnings growth, a range of assumed price/earnings ratios, a range of assumed price/tangible book value ratios and a 13.5% discount rate, which was determined using the Capital Asset Pricing Model which takes into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the Ibbotson risk premium for small, illiquid stocks. The valuation was completed with a sensitivity analysis on the discount rate ranging from 9.5% to 17.5%. Boenning derived the range of terminal price/earnings multiple of 16.5x and terminal price/tangible book value multiple of 125.4% from the trading multiples of the SNL Micro Cap U.S. Bank and Thrift Index as of April 17, 2014. Sensitivity analyses for terminal price/earnings and price/tangible book ranged from 14.5x to 18.5x and 105% to 145%, respectively. The present value of North Akron common stock calculated on a stand-alone basis ranged from $2,273.81 to $4,051.34 per share based on price/earnings multiples and from $3,034.27 to $5,860.48 per share based on price/tangible book value multiples, compared to the offer price of $7,655.00 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of North Akron common stock may trade in the public markets. A present value analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.
Discounted Cash Flow Analysis. Discounted cash flow analysis approximates the value of a share of stock to an acquiror by calculating the present value of the target’s dividendable cash flow in perpetuity. This analysis assumed a short-term earnings growth rate of 5.0% and a long-term growth rate of 2.5%, as well as a short-term balance sheet growth rate of 1.0% and a long-term growth rate of 2.5%, based on guidance from North Akron’s management. The estimated cost savings of 45%, transaction costs of $2.11 million after tax, credit mark of 2% and Federal Home Loan Bank prepayment penalty of 6% were based on guidance provided by Peoples. A discount rate of 13.5% was determined using the Capital Asset Pricing Model, which takes into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the Ibbotson risk premium for small, illiquid stocks. Sensitivity analyses for discount rates and cost savings ranged from 11.5% to 15.5% and 35.0% to 55.0%, respectively. The present value of North Akron common stock calculated using discounted cash flow analysis ranged from $4,965.41 per share to $9,925.68 per share based on the cost savings estimates and discount rates used, compared to the offer price of $7,655.00 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of North Akron common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.
Pro Forma Merger Analysis. Boenning analyzed certain potential pro forma effects of the Merger, assuming the following: (i) each share of North Akron common stock will be eligible to receive consideration of $7,655.00; (ii) multiples for North Akron based on a price of $7,655.00 per share equate to 145% price to tangible book and 56.5x North Akron’s latest twelve months’ earnings per share; (iii) consideration structured 80% Peoples stock and 20% cash; (iv) North Akron estimated stand-alone core earnings: $383,000 or $145.62 per share in 2014 and $395,000 or $150.18 per share in 2015; (v) Peoples estimated stand-alone earnings: $20.13 million or $1.90 per share in 2014 and $25.27 million or $2.17 per share in 2015; (vi) one-time cash transaction expenses of $2.5 million; (vii) $1.9 million (45.0% of non-interest expense) in estimated annual pre-tax expense savings, with 100% of cost savings realized by 2015; (viii) gross loan credit mark of $2.4 million (approximately 2.0% of gross loans) inclusive of the $1.3 million allowance for loan losses; (ix) fair value adjustment on Federal Home Loan Bank advances of $1.4 million (approximately 6.0% of face value); and (x) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. Peoples had previously announced pending acquisitions of Midwest Bancshares, Inc. and Ohio Heritage Bancorp, Inc., the balance sheet impact of which was not reflected in the analysis. Should both transactions close, they would add approximately $344 million in assets and $38 million in equity to Peoples’ balance sheet and result in the issuance of 1.32 million new Peoples common shares. Tangible common equity / tangible assets would increase from 7.29% to 7.37% and tangible book value would increase from $13.79 to $14.12. The analyses indicated that, for the full years 2015 and 2016, the merger (excluding transaction expenses) would be accretive to North Akron’s and the combined company’s projected earnings per share and accretive to North Akron’s per share equivalent dividends. The actual results achieved by the combined company may vary from projected results and the variations may be material.
As described above, Boenning’s opinion was just one of the many factors taken into consideration by the North Akron board of directors in making its determination to approve the Merger.
Boenning, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private

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placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of Boenning’s business as a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, Peoples and North Akron or their respective affiliates. In the ordinary course of business, Boenning may also actively trade the securities of Peoples and North Akron for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.
Boenning will receive a fee of $75,000 for rendering its opinion. However, such amount will be credited against the total estimated financial advisory fee of $302,000 to be paid to Boenning upon the closing of the Merger. Boenning’s fee for rendering its opinion is not contingent upon any conclusion that Boenning may reach or upon completion of the Merger. North Akron has also agreed to indemnify Boenning against certain liabilities that may arise out of Boenning’s engagement.
Boenning has not had any material relationship with Peoples or North Akron during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning and Peoples or North Akron. Boenning may provide investment banking services to Peoples in the future, although as of the date of Boenning’s opinion, there was no agreement to do so.
Boenning’s opinion was approved by Boenning’s fairness opinion committee. Boenning did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of North Akron common stock in the Merger.

Regulatory Approvals Required

The Merger must receive approval from both the OCC and the Federal Reserve before the proposed Merger may be consummated. Peoples has received such approval to consummate the Merger from the OCC, and has submitted an application to the Federal Reserve for such approval; this application is currently pending.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger consideration to North Akron shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of North Akron Directors and Officers in the Merger

As described below, some of North Akron’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of North Akron shareholders generally. The North Akron board of directors was aware of these interests and considered them in approving the Merger Agreement.
Severance Payments
Under the terms of the Merger Agreement, Peoples shall pay to each employee, including officers, of North Akron who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of North Akron immediately before the effective time of the Merger, (iii) has been an employee of North Akron for at least six months prior to the effective time of the Merger, and (iv) is not offered continued employment by Peoples or any of its subsidiaries after the effective time of the Merger, or is offered employment more than 25 miles outside of the employee’s current branch location, or at a salary less than his or her current salary, or is involuntarily terminated by Peoples without cause during the first six months after the effective time of the Merger, a severance amount equal to two weeks base pay multiplied by the number of whole years of service of such employee with North Akron, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Further, for any employee of North Akron participating in North Akron’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by North Akron’s group health program at the effective time of the Merger, at the full premium rate for the entire COBRA period.
Advisory Board
Peoples has agreed to establish and maintain, for a period of one year following the effective date of the Merger, an advisory board that will be comprised of outside directors of North Akron who desire to participate. The advisory board shall meet every other month during such one year period for the purpose of advising Peoples on client relations and post-acquisition transition matters.

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     Indemnification and Directors’ and Officers’ Liability Insurance
For a period of six years following the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of North Akron before the effective time of the Merger to the fullest extent provided by North Akron’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of North Akron. In addition, the Merger Agreement provides that, prior to the Merger, North Akron will purchase a directors’ and officers’ liability insurance policy to be effective for up to six years following the effective date of the Merger, on terms no less advantageous than those contained in North Akron’s existing policy.
Change in Control Payments
North Akron has entered into employment agreements and/or change in control agreements with certain executive officers. Pursuant to those agreements, upon a change in control caused by the Merger, the individuals will be entitled to a lump sum payment if their employment by Peoples Bank terminates within a specified period following the Merger. The change in control payments under the aforementioned agreements would be paid by Peoples or Peoples Bank at or following the effective date of the Merger.

It is currently anticipated that Mr. Winebrenner and Ms. Wichman will be paid the full amount of their lump sum payments at the time of the Merger. Mr. Hailer has agreed to terminate his change of control agreement and to enter into an employment agreement with Peoples Bank for a period through December 31, 2015, pursuant to which Mr. Hailer would receive a base salary of $180,000 and a restricted stock grant with a value of $50,000. Mr. Hailer would not participate in any incentive compensation plans of Peoples during the period of the employment agreement and such agreements will include a covenant not to compete with Peoples. Mr. Fehr has also agreed to terminate his change of control agreement and enter into an employment agreement with Peoples Bank, pursuant to which Mr. Fehr would receive a base salary of $88,500 and would receive a payment in February 2015 which would not exceed the amount of the Change of Control Lump Sum Payment specified below. The anticipated payment values under the agreements are set forth below.

Recipient	Change of Control Lump Sum Payment
Bryan Fehr	$106,907
Stephen Hailer	$176,634
Margaret Wichman	$103,000
Kurt Winebrenner	$124,103

Material U.S. Federal Income Tax Consequences of the Merger

Reorganization Treatment
The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and North Akron each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.
Tax Consequences to Peoples and North Akron
No Gain or Loss. No gain or loss will be recognized by Peoples or North Akron as a result of the Merger.

Tax Basis. The tax basis of the assets of North Akron in the hands of Peoples will be the same as the tax basis of such assets in the hands of North Akron immediately prior to the Merger.

Holding Period. The holding period of the assets of North Akron to be received by Peoples will include the period during which such assets were held by North Akron.
Tax Consequences to North Akron Shareholders who Receive Only Peoples’ Common Shares
No gain or loss will be recognized by a North Akron shareholder who receives solely Peoples’ common shares (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of its North Akron common shares. The tax basis of the Peoples’ common shares received by a North Akron shareholder in such exchange will be equal (except for the

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basis attributable to any fractional Peoples’ common shares, as discussed below) to the basis of North Akron’s common shares surrendered in exchange for the Peoples’ common shares. For shares held through a broker, the designation is made by giving written notice to the broker. For shares held in certificate form by the shareholder, the designation is made by a written designation in the shareholder’s records. For tax purposes, the holding period of the Peoples’ common shares received will include the holding period of North Akron common shares surrendered in exchange for the Peoples’ common shares, provided that such shares were held as capital assets of the North Akron shareholder at the effective time of the Merger.
Tax Consequences to North Akron Shareholders who Receive Only Cash
A North Akron shareholder who receives solely cash in exchange for all of its North Akron common shares (and is not treated as constructively owning Peoples’ common shares after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such shareholder’s tax basis in North Akron’s common shares surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the North Akron shareholder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the North Akron shareholder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.
Tax Consequences to North Akron Shareholders who Receive a Combination of Cash and Peoples’ Common Shares
A North Akron shareholder who receives a combination of Peoples’ common shares and cash in exchange for its North Akron common shares will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (i) the amount of cash received or (ii) the amount of gain “realized” in the transaction. The amount of gain a North Akron shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value, at the effective time of the Merger, of Peoples’ common shares received exceeds (b) the shareholder’s basis in North Akron’s common shares to be surrendered in the exchange for the cash and Peoples’ common shares. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the Peoples’ common shares received by such North Akron shareholder will be the same as the basis of the North Akron common shares surrendered in exchange for the Peoples’ common shares, plus any gain recognized by such shareholder in the Merger, and minus any cash received by the shareholder in the Merger. The holding period for Peoples’ common shares received by such North Akron shareholder will include such shareholder’s holding period for North Akron’s common shares surrendered in exchange for the Peoples’ common shares, provided that such shares were held as capital assets of the shareholder at the effective time of the Merger.

A North Akron shareholder’s federal income tax consequences will also depend on whether its North Akron common shares were purchased at different times and/or at different prices. If they were, the North Akron shareholder could realize gain with respect to some of the North Akron common shares and loss with respect to other shares. Such North Akron shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the Merger of the Peoples’ common shares received, but could not recognize loss with respect to those shares in which the North Akron shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the Merger of Peoples’ common shares received. Any disallowed loss would be included in the adjusted basis of Peoples’ common shares. Such a North Akron shareholder is urged to consult its own tax advisor respecting the tax consequences of the Merger to that shareholder.
Possible Dividend Treatment
In certain circumstances, a North Akron shareholder who receives a combination of cash and Peoples’ common shares in the Merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.” In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the shareholder’s deemed percentage of stock ownership of Peoples. For purposes of this determination, the shareholder generally will be treated as if it first exchanged all of its North Akron common shares solely for Peoples’ common shares and then Peoples immediately redeemed a portion of Peoples’ common shares in exchange for the cash the holder actually received, which redemption shall be referred to herein as a “deemed redemption.” Such gain recognized by a shareholder pursuant to the deemed redemption will be treated as a capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the shareholder (and, after the deemed redemption, the holder actually or constructively owns less than 50% of the voting power of the outstanding Peoples’ common shares) or (ii) not “essentially equivalent to a dividend.”

The deemed redemption will be “substantially disproportionate” with respect to a holder if the percentage of the outstanding Peoples’ common shares that the holder actually and constructively owns immediately after the deemed redemption

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is less than 80% of the outstanding Peoples’ common shares that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s deemed percentage of stock ownership of Peoples. In applying the above tests, the shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock the holder actually owns or owned.

As these rules are complex and dependent upon each shareholder’s specific circumstances, each North Akron shareholder should consult its own tax advisor to determine whether it may be subject to these rules.
Cash in Lieu of Fractional Shares
A North Akron shareholder that receives cash in lieu of a fractional Peoples’ common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted basis in the shares of North Akron stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period for its North Akron stock exceeds one year at the effective time of the Merger.
Backup Withholding
Under certain circumstances, cash payments made to a holder of North Akron common shares pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The discussion of material federal income tax consequences of the Merger is included in this proxy statement/prospectus for general information only. Each North Akron shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local, and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with U.S. GAAP. Under the acquisition method of accounting, the assets and liabilities of North Akron will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Peoples’ common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of Peoples’ Common Shares

Peoples has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Peoples’ common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Peoples’ common shares issued to any North Akron shareholder who may become an “affiliate” of Peoples for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Peoples’ common shares.

Employee Matters

The Merger Agreement provides that employees of North Akron who become employees of Peoples as a result of the Merger will, as determined by Peoples, participate in either North Akron’s employee benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by Peoples for Peoples’ employees. Employees of North Akron will receive credit for their years of service with North Akron, as applicable, for participation and vesting purposes under the applicable Peoples employee benefit plans, including credit for years of service and for seniority under vacation and sick pay plans and programs. The employee benefit plans offered to North Akron employees who become employees of Peoples will be substantially similar to those offered to similarly situated employees of Peoples. In addition, Peoples will waive all restrictions and limitations for pre-existing conditions under the Peoples group health plan and insurance policy.

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Subject to any applicable regulatory restrictions, Peoples has agreed to pay to each employee of North Akron who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of North Akron immediately before the effective time of the Merger, (iii) has been an employee of North Akron for at least six months prior to the Effective Time, and (iv) is not offered continued employment by Peoples or any of its subsidiaries after the effective time of the Merger, or is offered employment more than 25 miles outside of the employee’s current branch location, or at a salary less than his or her current salary, or is involuntarily terminated by Peoples without cause during the first six months after the Effective Time, a severance amount. The severance amount will be equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with North Akron, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Further, for any employee of North Akron participating in North Akron’s group health program at the effective time of the Merger who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee and for any spouse or other dependent covered by North Akron’s group health program at the effective time of the Merger, at the full premium rate for the entire COBRA period.

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ADJOURNMENT OF THE NORTH AKRON SPECIAL MEETING

In the event there are not sufficient votes to adopt and approve the Merger Agreement at the time of the North Akron special meeting, the North Akron shareholders cannot adopt and approve the Merger Agreement unless the special meeting is adjourned to a later date or dates in order to permit the solicitation of additional proxies. Pursuant to Ohio law, no notice of a meeting adjourned for less than 30 days needs to be given if the time and place to which the meeting is adjourned are fixed and announced at the meeting.

The proposal to adjourn the special meeting must be approved by the holders of a majority of North Akron’s common shares present, in person or by proxy, at the special meeting. In order to permit proxies that have been received by North Akron at the time of the North Akron special meeting to be voted for an adjournment, if necessary, North Akron has submitted the proposal to adjourn the special meeting to the North Akron shareholders as a separate matter for their consideration.

The board of directors of North Akron recommends that you vote “FOR” the proposal to adjourn the special meeting.

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THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of North Akron and Peoples. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, North Akron will merge with and into Peoples Bank, with Peoples Bank surviving the Merger and continuing as a national banking association.

Effective Time

Peoples and North Akron will cause the effective time of the Merger to occur as soon as practicable after the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless Peoples and North Akron otherwise agree in writing, the effective time of the Merger will not be later than January 31, 2015. The Merger will become effective upon the latest to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) at a later time that Peoples and North Akron agree to in writing and specify in the certificate of merger.

Peoples and North Akron currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State in the fourth quarter of 2014.

Merger Consideration

Under the terms of the Merger Agreement, shareholders of North Akron will be entitled to receive after the Merger is completed, for each North Akron common share:

•	$7,655.00 in cash, or

•
$7,655.00 in Peoples’ common shares (based upon the average closing sale price of a Peoples' common share on the NASDAQ Global Select Market® for the 20 consecutive trading days immediately preceding the effective date of the Merger (the "Peoples Market Price")), or

•	a combination of both.

The form of consideration to be received by each North Akron shareholder is subject to reallocation in order to ensure that 20% of the Merger consideration will consist of cash and 80% of the Merger consideration will consist of Peoples’ common shares.

Peoples will not issue any fractional common shares in connection with the Merger. Instead, each holder of North Akron common shares who would otherwise be entitled to receive a fraction of a share of Peoples’ common shares (after taking into account all shares of North Akron common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the Peoples Market Price.

    At the effective time of the Merger, North Akron’s common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of North Akron common shares will cease to be, and will have no rights as, shareholders of North Akron, other than to receive the Merger consideration pursuant to the terms and conditions of the Merger Agreement (and dissenters’ rights under Section 1701.85 of the Ohio General Corporation Law in the case of North Akron common shares as to which a holder has properly exercised dissenters’ rights).

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Election and Payment Procedures; Surrender of Certificates

An election form (an “Election Form”) will be mailed approximately ten business days following the date on which this proxy statement/prospectus is mailed to each holder of record of shares of North Akron common shares as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Peoples’ common shares with respect to all of such holder’s North Akron common shares, (ii) to elect to receive cash with respect to all of such holder’s North Akron common shares, (iii) to elect to receive cash with respect to some of such holder’s North Akron common shares and to receive Peoples’ common shares with respect to such holder’s remaining North Akron common shares, or (iv) to indicate that such holder makes no such election with respect to such holder’s North Akron common shares (“No Election Shares”). Any North Akron common shares with respect to which the holder has elected to receive cash are hereinafter referred to as “Cash Election Shares,” and any North Akron common shares with respect to which the holder has elected to receive Peoples’ common shares are hereinafter referred to as “Stock Election Shares.” Any North Akron common shares with respect to which the holder thereof shall not have made, as of the Election Deadline (as defined below), an election by submission to Wells Fargo Shareowner Services, as Peoples’ exchange agent (the “Exchange Agent”), of an effective, properly completed Election Form shall be deemed to be No Election Shares. Any shares held by holders exercising their dissenter’s rights shall be deemed to be Cash Election Shares for purposes of reallocation of the Merger consideration, if applicable.

     Any election to receive cash, Peoples’ common shares or a combination of cash and Peoples’ common shares will be considered to have been properly made by a North Akron shareholder only if the Exchange Agent receives a properly completed Election Form by the deadline set forth in the Election Form (the “Election Deadline”), accompanied by one or more certificates representing North Akron common shares (“Old Certificate(s)”) (or customary affidavits and, if required by Peoples, indemnification regarding the loss or destruction of such Old Certificates) representing all North Akron common shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any North Akron shareholder who does not return an Election Form prior to the Election Deadline will receive a transmittal letter from the Exchange Agent as soon as practicable after the Election Deadline. The transmittal letter to be returned by mail from the North Akron shareholder will be deemed properly completed only if accompanied by the Old Certificates to be converted into cash, Peoples’ common shares or some combination of both.

Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

Promptly, and not more than three business days after the effective time of the Merger, the Exchange Agent will cause new certificates representing Peoples’ common shares into which a shareholder’s North Akron common shares were converted in the Merger, and a check in respect of cash to be paid as part of the Merger consideration and in respect of any fractional share interests or dividends or distributions which such shareholder is entitled to receive, to be delivered to the shareholder. No interest will be paid on any cash to be paid in exchange for North Akron common shares or in respect of any fractional share interests, dividends or distributions which any shareholder is entitled to receive under the terms of the Merger Agreement. Peoples shall not be responsible for lost, stolen, or damaged stock certificates or checks as a result of delivery to the shareholder.

Until surrendered, each North Akron stock certificate will be deemed after the effective time of the Merger to represent only the right to receive, upon surrender of such certificate, a Peoples stock certificate and/or a check in an amount equal to the sum of the cash to be paid to the holder as part of the Merger consideration, any cash to be paid in lieu of any fractional Peoples’ common shares to which the holder is entitled under the terms of the Merger Agreement and any cash to be paid in respect of any dividends or distributions to which the holder may be entitled with respect to his or her Peoples’ common shares (in each case, without interest).

A North Akron shareholder will not be entitled to receive payment of any dividends or distributions with respect to Peoples’ common shares with a record date occurring after the effective time of the Merger until the shareholder has followed the procedures described above for surrendering his or her North Akron stock certificates. After a North Akron shareholder has properly surrendered his or her North Akron stock certificates in exchange for Peoples’ common shares, the shareholder will be entitled to receive any dividends or distributions on Peoples’ common shares with a record date occurring on or after the effective time of the Merger. No interest will be paid on any such dividends or distributions.

If any North Akron stock certificate has been lost, wrongfully taken, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the North Akron shareholder must take.

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Reallocation of Peoples’ Common Shares and Cash

All elections by North Akron shareholders are subject to the allocation procedures described in the Merger Agreement. These procedures are intended to ensure that 20% of the Merger consideration will consist of cash and 80% of the Merger consideration will consist of Peoples’ common shares. As a result, the Merger Agreement describes procedures to be followed if North Akron shareholders in the aggregate elect to receive more or fewer shares of Peoples’ common shares than Peoples has agreed to issue. These procedures are summarized below:

•	Undersubscription of Cash Elections: If the number of Cash Election Shares (including cash to be paid in lieu of fractional Peoples’ common shares) is less than 20% of the Merger consideration, then:

▪	each of the Cash Election Shares shall receive cash;

▪
the Exchange Agent will designate first among the No Election Shares, on a pro rata basis, and then if necessary from Stock Election Shares, on a pro rata basis, a sufficient number shares to be reclassified to receive cash, until the number of Cash Election Shares (including cash to be paid in lieu of fractional Peoples’ common shares) plus the number of Reallocated Cash Shares equals 20% of the Merger consideration; and

▪	each of the No Election Shares and Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive Peoples’ common shares.

•
Oversubscription of Cash Elections: If the number of Cash Election Shares (including cash to be paid in lieu of fractional Peoples’ common shares) is greater than 20% of the Merger consideration, then:

▪	each of the Stock Election Shares and No Election Shares shall receive Peoples’ common shares;

▪
the Exchange Agent will designate first among the Cash Election Shares, excluding any shares the holder of which has exercised his or her dissenters’ rights, on a pro rata basis, a sufficient number shares to be reclassified to receive Peoples’ common shares, until the remaining number of Cash Election Shares (including cash to be paid in lieu of fractional Peoples’ common shares) equals 20% of the merger consideration; and

▪	each of the Cash Election Shares (other than dissenting shares) that are not Reallocated Stock Shares have the right to receive cash.

Neither North Akron nor Peoples is making any recommendation as to whether North Akron shareholders should elect to receive cash or Peoples’ common shares in the Merger. Each North Akron shareholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or Peoples’ common shares you elect. As a result of the allocation procedures and other limitations outlined in this proxy statement/prospectus and in the Merger Agreement, you may receive Peoples’ common shares or cash in amounts that vary from the amounts you elected to receive.

 Indemnification and Directors’ and Officers’ Liability Insurance

For a period of six years following the effective time of the Merger and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of North Akron before the effective time of the Merger to the fullest extent provided by North Akron’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of North Akron. In addition, the Merger Agreement provides that, prior to the Merger, North Akron will purchase a policy of directors’ and officers’ liability insurance to be effective for up to six years following the Merger, on terms no less advantageous than those contained in North Akron’s existing policy.

NASDAQ Stock Listing

Peoples’ common shares currently are listed on the NASDAQ Global Select Market® under the symbol “PEBO.” The shares to be issued to North Akron’s shareholders as Merger consideration also will be eligible for trading on the NASDAQ. Peoples will use its reasonable best efforts to (i) list, prior to the effective time if such listing is required to be made prior to the effective time under NASDAQ rules, the Peoples common shares to be issued pursuant to the Merger, or (ii) make such post-closing filings with NASDAQ as may be required by the applicable NASDAQ rules.

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Conditions to Consummation of the Merger

Conditions of Peoples and North Akron. The respective obligations of Peoples and North Akron to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement must be duly adopted and approved by the requisite vote of the shareholders of North Akron;

•
all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on Peoples and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of Peoples reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome. For purposes of this condition, the failure of any regulatory order applicable to North Akron to be terminated or the pendency or threat of any of certain regulatory actions against North Akron shall constitute grounds for Peoples to terminate the Merger Agreement;

•
there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority that is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement; and

•
a proxy statement/prospectus must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order, and the issuance of Peoples common shares hereunder shall have been qualified in every state where such qualification is required under applicable state securities laws.

Conditions of North Akron. North Akron will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•
the representations and warranties of Peoples and Peoples Bank contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and North Akron must have received a certificate, dated as of the effective time, signed on behalf of Peoples and Peoples Bank by the chief executive officer of Peoples and Peoples Bank to such effect;

•
Peoples and Peoples Bank, as applicable, must have performed in all material respects all of Peoples’ and Peoples Bank’s obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and North Akron must have received a certificate, dated as of the effective time, signed on behalf of Peoples and Peoples Bank by the chief executive officer of Peoples and Peoples Bank to such effect; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Peoples or Peoples Bank.

Conditions of Peoples and Peoples Bank. Peoples and Peoples Bank will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

•
the representations and warranties of North Akron contained in the Merger Agreement must be true and correct, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and Peoples and Peoples Bank must have received a certificate, dated as of the effective time, signed on behalf of North Akron by its president to such effect;

•
North Akron must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and Peoples and Peoples Bank must have received a certificate, dated as of the effective time, signed on behalf of North Akron by its president to such effect;

•	North Akron must have obtained the consent or approval of each person (other than governmental authorities)

39

whose consent or approval is required under the Merger Agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Peoples or Peoples Bank after the Merger;

•
Peoples and Peoples Bank must have received a statement executed on behalf of North Akron, dated as of the effective time of the Merger, that satisfies the requirements of regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3) and complies with Treasury Regulations Section 1.897-2(h), in a form reasonably applicable to Peoples certifying that North Akron’s common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;

•
the holders of not more than 10% of the outstanding North Akron’s common shares shall have perfected their dissenters’ rights under Section 1701.84 of the Ohio General Corporation Law in connection with the Merger;

•	North Akron shall have procured a policy of directors’ and officers’ liability insurance in accordance with the terms of the Merger Agreement;

•	Peoples must have received a countersigned non-compete agreement from Stephen D. Hailer on such terms reasonably acceptable to Peoples; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on North Akron.

Peoples or North Akron can waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

North Akron has made representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	regulatory approvals;

•	accuracy of financial statements, reports and internal controls;

•	legal proceedings;

•	regulatory actions;

•	compliance with laws;

•	material contracts;

•	broker’s and finder’s fees;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance;

•	title to real properties and assets;

•	loans and insider transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	investment portfolio;

•	deposit insurance;

•	The Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act;

•	related party transactions;

•	prohibited payments;

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•	Boenning’s fairness opinion;

•	absence of undisclosed liabilities;

•	material adverse effect; and

•	limitation on express and implied representations and warranties.

Peoples has made representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	no ownership of North Akron’s common shares;

•	corporate power;

•	corporate authority and enforceability of the Merger Agreement;

•	accuracy of financial statements, reports and SEC documents;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	deposit insurance;

•	SEC reports;

•	absence of undisclosed liabilities;

•	regulatory approvals;

•	broker’s and finder’s fees; and

•	limitation on express and implied representations and warranties.

North Akron’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, except as expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation, without the prior written consent of Peoples, which consent shall not be unreasonably withheld, North Akron must conduct its business in the ordinary and usual course and use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, and not (i) voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon North Akron’s ability to perform any of its material obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, or (ii) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order.

During the same period, North Akron has agreed not to take any of the following actions without the prior written consent of Peoples, which consent shall not be unreasonably withheld, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulatory order or regulation:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of North Akron’s common shares or enter into any agreement with respect to the same;

•	permit any additional North Akron’s common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•	make, declare, pay or set aside for payment any dividend or distribution on any shares of its common stock, other than regular quarterly dividends not exceeding $10.00 per share per quarter;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its common stock;

•
enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with directors, consultants, officers or employees of North Akron, other than payment of accrued amounts in respect of salary increases from January 1, 2014 for management employees previously approved by the North Akron board;

41

•	hire or engage any full-time employee or consultant, other than as replacements for positions then existing;

•	grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law;

•
enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement or similar arrangement, with respect to any director, consultant, officer or employee of North Akron, or take any action to accelerate the payment of benefits or the vesting or exercisability of such compensation or benefits payable thereunder;

•
sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

•
acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, except in the usual and ordinary course of operating a community bank;

•	amend the organizational documents of North Akron, except at otherwise disclosed;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•
enter into or terminate any material contract, or amend or modify any material contract in any material respect, provided however, that North Akron may enter into, terminate, amend, modify, renew or extend any such contract if the Chief Financial Officer of Peoples shall be provided with written notice of the proposed action and Peoples shall not have provided an objection to the taking of such action in writing within five business days of such notice;

•
settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements;

•
take any action that is intended or is reasonably likely to result in any representations or warranties in the Merger Agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the Merger, any conditions in the Merger Agreement not being satisfied or a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law, rule or regulation;

•
except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•
borrow or agree to borrow any funds including, but not limited to, pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year;

•	make or purchase any indirect or brokered loans;

•
purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in the North Akron territory which are secured by collateral located in the North Akron territory in the ordinary course and consistent with past practices;

•	make any capital expenditure or capital additions or improvements which individually exceed $15,000 or in the aggregate exceed $50,000;

42

•
establish any new lending programs or make any changes in the policies of North Akron concerning which persons may approve loans, or originate or issue a commitment to originate any loan in a principal amount in excess of $500,000;

•
fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed at or before the effective time of the Merger, fail to pay any tax shown as due, or required to be shown as due, on any such tax return, make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any tax refund or file any amended tax return;

•
open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

•
foreclose upon or otherwise take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment which indicates that the property is free of hazardous material, except that no such report will be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless North Akron has reason to believe such real property may contain any such hazardous material;

•	cause any material change in the amount or general composition of deposit liabilities; or

•	agree or commit to do any of the foregoing.

Expenses of the Merger

Peoples and North Akron are each required to bear their own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. All fees, if any, to be paid to regulatory authorities in connection with the transactions contemplated by the Merger Agreement will be paid by Peoples.

Termination of the Merger Agreement

Termination by mutual consent. Pursuant to the Merger Agreement, Peoples and North Akron may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the board of directors of each approves the termination by a vote of a majority of the members of its entire board of directors.

Termination by either Peoples or North Akron. Either Peoples or North Akron acting alone upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the Peoples board of directors or, in the case of North Akron, a duly appointed special committee of the board, approves the termination by a vote of a majority of the members of its board of directors in the following circumstances:

•
if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured by the breaching party within 30 days after the giving of written notice to the breaching party of such breach;

•
if the Merger has not been consummated by January 31, 2015, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate the Merger Agreement;

•	if the approval of any governmental authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied;

•	if the North Akron shareholders fail to adopt and approve the Merger Agreement at the special meeting; or

•	pursuant to the payment of the termination fee described in “Acquisition Proposals and Termination Fee.”

In the event that the Merger Agreement is terminated and the Merger abandoned, Peoples, Peoples Bank and North Akron will have no liability or further obligation to the other parties, except for continued compliance with certain surviving

43

covenants and agreements identified in the Merger Agreement. In addition, the termination of the Merger Agreement will not relieve a breaching party from liability for any willful breach of the Merger Agreement giving rise to such termination.

44

Voting Agreements

Under the Merger Agreement, the directors of North Akron each executed a voting agreement pursuant to which they agreed to vote such shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the Merger.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, North Akron may not, and must cause its officers, directors, employees and other agents not to, directly or indirectly take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any person other than Peoples relating to any sale of all or substantially all of the assets of North Akron or any merger, consolidation or business combination with North Akron, unless (i) North Akron’s board of directors, after consultation with and based upon the advice of legal counsel, determines in good faith that it must enter into negotiations or discussions with another party that has made an unsolicited acquisition proposal in order to fulfill its fiduciary duties to North Akron shareholders under applicable law and (ii) before furnishing any information to, or entering into discussions or negotiations with another party, North Akron provides immediate written notice to Peoples of such action, the identity of the bidder and the substance of such unsolicited acquisition proposal.

In the event that North Akron either (i) after consultation with and based upon the advice of legal counsel, determines in good faith to pursue such acquisition proposal and terminate the Merger Agreement in order to fulfill its fiduciary duties to the shareholders of North Akron under applicable law, or (ii) executes a definitive agreement in respect of an acquisition proposal, North Akron must pay to Peoples in immediately available funds the sum of $603,980 immediately after the earlier of such execution or giving notice of (i) above.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by Peoples and North Akron, except that the Merger Agreement may not be amended after the North Akron special meeting if such amendment would violate Ohio law.

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COMPARISON OF CERTAIN RIGHTS OF NORTH AKRON AND PEOPLES SHAREHOLDERS

Those shareholders of North Akron that do not exercise dissenters’ rights will receive Peoples’ common shares in the Merger and, therefore, will become shareholders of Peoples. Their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Regulations, while North Akron shareholders are currently governed by the Ohio Revised Code and by North Akron’s Amended Articles of Incorporation and Constitution.  Although the rights of the holders of Peoples’ common shares and those of the holders of North Akron’s common shares are similar in many respects, there are some differences. These differences relate to differences between provisions of the Amended Articles of Incorporation of Peoples and the Amended Articles of Incorporation of North Akron, and differences between provisions of the Regulations of Peoples and the Bylaws and Constitution of North Akron.

The following chart compares certain rights of the holders of shares of North Akron’s common stock to the rights of holders of Peoples’ common shares in areas where those rights are materially different.  This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of North Akron and Peoples.

North Akron Savings Bank	Peoples Bancorp Inc.
Authorized Capital Stock
Authorized Capital.  North Akron’s Amended Articles of Incorporation authorizes North Akron to issue up to (i) 10,000 shares of common stock, with a $100.00 par value.

As of the record date, there were 2,630.1 common shares outstanding.

Authorized Capital.  Peoples’ Amended Articles of Incorporation authorizes Peoples to issue up to (i) 50,000 shares of preferred stock, without par value, and (ii) 24,000,000 shares of common stock, without par value.

As of the record date, there were no preferred shares outstanding, and there were common shares outstanding.

Board of Directors
Number of Directors.  North Akron’s Constitution requires that North Akron have not less than seven and not more than nine members of the board of directors. The board of directors currently has seven members.

The number of directors can be changed by a resolution adopted by a majority vote of the shareholders at an annual or special meeting.

Number of Directors.  The number of directors of Peoples is currently fixed at eleven.

The directors can change the number of directors by a resolution adopted by a majority of the Peoples’ board of directors, but cannot increase the number of directors to more than fifteen or reduce the number of directors to less than nine.

Classification of Directors. North Akron’s Constitution provides for a classified board of directors with three classes with approximately one-third of its board of directors elected each year at the annual meeting of shareholders.

Classification of Directors. Peoples’ Regulations provides for a classified board of directors with three classes with approximately one-third of its board of directors elected each year at the annual meeting of shareholders.

Removal of Directors. North Akron’s Constitution allows for directors to be removed at any time, with or without cause, by the affirmative vote of a majority of the shareholders entitled to vote.	Removal of Directors. Peoples’ Regulations allows for directors to be removed at any time by the affirmative vote of seventy-five percent of the shareholders entitled to vote.

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Special Meetings
Calling Special Meetings of Shareholders.  Under North Akron’s Constitution, a special meeting of the shareholders may be called by the chairman of the board of directors; the vice-chairman; the president; by a majority of the directors acting without a meeting; or by the shareholders who hold 25% of all shares entitled to vote at the meeting.

Calling Special Meetings of Shareholders.  Under Peoples’ Regulations, a special meeting of the shareholders may be called by the chairman of the board of directors; the president or, in case of the president’s absence, death, or disability, the vice president authorized to act as president; the secretary; the directors by action at a meeting; a majority of the directors acting without a meeting; or shareholders which hold at least a majority of all shares outstanding and entitled to vote.

Notice of Shareholder Meetings. Written Notice of the shareholder’s meeting may be made by publication in a newspaper of general circulation in Summit County, Ohio, or served upon or mailed to the shareholders no less than seven days prior and no more than 60 days prior to the meeting.

Notice of Shareholder Meetings. Written Notice of the shareholder’s meeting must be sent to the shareholders no less than seven days prior and no more than 60 days prior to the meeting.

If a special meeting has been called and the president or secretary of Peoples fails to give notice within 15 days of receiving a request to call that special meeting, the persons calling that special meeting may give notice of that meeting in accordance with Peoples’ Regulations.

Voting
Required Vote to Approve Certain Actions.  Neither North Akron’s Amended Articles of Incorporation nor its Constitution provide for special voting procedures in connection with a merger. Therefore, pursuant to Section 1701.78 of the Ohio General Corporation Law, the affirmative vote of the holders of not less than two-thirds of the outstanding North Akron common shares is required to adopt a merger or consolidation of North Akron with another bank.

Required Vote to Approve Certain Actions.  Peoples’ Amended Articles of Incorporation generally requires the affirmative vote of not less than a majority of the voting power of its shareholders to approve an action, unless expressly provided otherwise by statute; however, if any three members of Peoples’ board of directors vote against the following matters, the affirmative vote of the holders of shares with 75% of the voting power is required to adopt the action: (a) a proposed amendment to the Articles of Incorporation; (b) proposed new Regulations or an alteration, amendment or repeal of the Regulations; (c) an agreement of merger or consolidation providing for the merger or consolidation of Peoples with or into one or more other corporations; (d) a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval; (e) a proposal to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of Peoples assets; (f) a proposed dissolution of Peoples; or (g) a proposal to fix or change the number of directors by action of the shareholders.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NORTH AKRON

The following table sets forth information with respect to the North Akron common shares beneficially owned by each director of North Akron, by certain executive officers of North Akron, and by all directors and executive officers of North Akron as a group as of , 2014. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer is 158 East Cuyahoga Falls Avenue, Akron, Ohio 44310.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Stephen D. Hailer,	119(2)	4.52%
Director, President and Chief Executive Officer

Jeffrey T. Heintz,	21.4(3)	-%(4)
Director and Vice Chairman of the Board

Terrance P. Hennessy,	226.8(5)	8.62%
Director and Chairman of the Board

Tracy Jensen,	5.5	-%(4)
Vice President

Philip P. Kamlowsky,	12	-%(4)
Director

C. Michael Rutherford,	20	-%(4)
Director

Maura Scanlon,	2(6)	-%(4)
Director and Corporate Secretary

Edward A. Sturkey,	4	-%(4)
Director

Jean A. Taylor,	5	-%(4)
Vice President

Kurt A. Winebrenner,	30	1.14%
Executive Vice President and Chief Operating Officer

All directors and executive officers as a group (13 individuals)	445.7	16.95%

(1)	Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the North Akron common shares reflected in the table.
(2) Includes beneficial ownership of 2 shares held by Mr. Hailer’s wife.
(3) Includes beneficial ownership of 11.4 shares held by Mr. Heintz’s wife.
(4) Reflect beneficial ownership of less than 1% of the outstanding North Akron common shares.
(5) Consists of 226.8 shares held by Terrance P. Hennessy Sr. Revocable Trust as to which Mr. Hennessy has sole voting power and investment.
(6) Includes 2 shares which are owned jointly.

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EXPERTS

The consolidated financial statements of Peoples appearing in Peoples’ Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Peoples’ internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the shares of Peoples’ common stock to be issued to the North Akron shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Peoples to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Peoples (File No. 000-16772):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on April 23, 2014 and July 24, 2014, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2014;

•
Current Report on Form 8-K filed with the SEC on each of January 21, 2014, January 23, 2014 (two Forms 8-K), January 28, 2014, February 19, 2014, April 4, 2014, April 7, 2014, , April 21, 2014, April 7, 2014, April 21, 2014, April 22, 2014, April 24, 2014, April 28, 2014, May 30, 2014, July 2, 2014, July 22, 2014 and July 25, 2014; and

•
The description of Peoples’ common stock, no par value, contained in Peoples’ Registration Statement on Form 8-A dated July 20, 1993, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, Peoples is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the special meeting of North Akron shareholders.

Peoples files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Peoples files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.

    Neither Peoples nor North Akron has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

April 21, 2014

by and among

PEOPLES BANCORP INC.,

PEOPLES BANK, National association

and

NORTH AKRON SAVINGS BANK

i

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER; CLOSING		45
7.01	Conditions to Each Party’s Obligation to Effect the Merger	45
7.02	Conditions to Obligation of NASB	45
7.03	Conditions to Obligation of Peoples and Peoples Bank	46
7.04	Closing	47
ARTICLE VIII - TERMINATION		47
8.01	Termination	47
8.02	Effect of Termination and Abandonment; Enforcement of Agreement	48
ARTICLE IX - MISCELLANEOUS		48
9.01	Survival	48
9.02	Waiver; Amendment	48
9.03	Counterparts	49
9.04	Governing Law	49
9.05	Expenses	49
9.06	Notices	49
9.07	Entire Understanding; No Third Party Beneficiaries	50
9.08	Interpretation; Effect	50
9.09	Waiver of Jury Trial	50
9.10	Successors and Assigns; Assignment	50

EXHIBIT A    Form of Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 21, 2014 (this “Agreement”), by and among Peoples Bancorp Inc., an Ohio corporation and registered financial holding company (“Peoples”), PEOPLES BANK, NATIONAL ASSOCIATION, a national bank chartered under the laws of the United States (“Peoples Bank”) and NORTH AKRON SAVINGS BANK, a state savings bank chartered under the laws of Ohio (hereinafter referred to as “NASB”).
WITNESSETH
WHEREAS, the parties intend that NASB will merge with and into Peoples Bank with Peoples Bank being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth herein;
WHEREAS, the Boards of Directors of Peoples, Peoples Bank and NASB believe that the Merger, in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of their respective shareholders;
WHEREAS, the Boards of Directors of Peoples, Peoples Bank and NASB have each approved this Agreement and the transactions contemplated hereby; and
WHEREAS, the parties intend this Merger to qualify as a “tax-free reorganization” under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions
1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 6.06(a).
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).
“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).
“Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(iii).
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“Cash Election Shares” has the meaning set forth in Section 3.03(b).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
“Consultants” has the meaning set forth in Section 5.03(m)(i).
“D&O Policy” has the meaning set forth in Section 6.18(b).
“Determination Letter” has the meaning set forth in Section 6.10(c).
“Directors” has the meaning set forth in Section 5.03(m)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenting Shares” means any NASB Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.
“Effective Date” has the meaning set forth in Section 2.03.
“Effective Time” means the effective time of the Merger, as provided for in Section 2.03.
“Election Deadline” has the meaning set forth in Section 3.03(c).
“Election Form” has the meaning set forth in Section 3.03(b).
“Employees” has the meaning set forth in Section 5.03(m)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(f).
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“Information” has the meaning set forth in Section 6.16.
“IRS” has the meaning set forth in Section 5.03(m)(ii).
“Knowledge” means, with respect to Peoples and Peoples Bank, the Knowledge of any officer with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to NASB, the Knowledge of any officer with the title of Chairman, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President Retail Banking and Shareholder Services or Chief Lending Officer. An officer of Peoples or NASB shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such individual’s duties.
“Letter of Transmittal” has the meaning set forth in Section 3.03(g)(i).
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loan Production Office Lease” means that certain Lease Agreement dated August 1, 2012, by and between 130 N. Miller Rd., LLC, as landlord, and NASB, as tenant.
“Mailing Date” has the meaning set forth in Section 3.03(b).
“Material Adverse Effect” means, with respect to Peoples and Peoples Bank or NASB, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of Peoples and its Subsidiaries, taken as a whole, or (B) either (1) be material and adverse to the financial position, results of operations or business of NASB, or (2) would in aggregate result or likely result in a reduction in the tangible net worth of NASB, as measured as of March 31, 2014, by more than $750,000 (provided that (a) any Transaction Costs up to $500,000 shall be added back to NASB’s tangible net worth, (b) any of the costs identified as post-closing costs in Section 1.01 to the NASB Disclosure Schedule shall be added back to NASB’s tangible net worth if such costs would otherwise be required to be included in a calculation of tangible net worth in accordance with generally accepted accounting principles, and (c) any changes to tangible net worth resulting from other comprehensive income will be excluded), or (ii) materially impair the ability of Peoples, Peoples Bank or NASB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof; or (c) changes in policies and procedures of NASB taken pursuant to Section 6.08 of this Agreement.
“Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
“Merger” has the mean set forth in the recitals to this Agreement.
“Merger Consideration” means the aggregate Per Share Cash Consideration and the Per Share Stock Consideration.
“Munroe Falls Branch Lease” means that certain Lease Agreement dated October 23, 1997, as amended by the Lease Amendment Agreement dated November __, 2012, by and between Howard Kinstlinger and Lucile Anderson Kinstlinger, as landlord, and NASB, as tenant.
“NASB” has the meaning set forth in the preamble to this Agreement.
“NASB 401(k) Plan” has the meaning set forth in Section 6.10(c).
“NASB Articles” means the Amended and Restated Articles of Incorporation of NASB, as amended.

“NASB Board” means the Board of Directors of NASB.
“NASB Bylaws” means the bylaws of NASB, as amended.
“NASB Common Shares” means the shares of common stock, $100 par value, of NASB.
“NASB Commercial Lease” means that certain Lease Agreement dated June 10, 2013 by and between NASB, as landlord, and San Miguel, Ltd., as tenant.
“NASB Defined Benefit Plan” ” has the meaning set forth in Section 6.10(d).
“NASB’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
“NASB Group” has the meaning set forth in Section 5.03(q)(vii).
“NASB Meeting” has the meaning set forth in Section 6.02.
“NASB Shareholder Adoption” has the meaning set forth in Section 5.03(d).
“NASB Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio.
“No Election Shares” has the meaning set forth in Section 3.03(b).
“OCC” means the Office of the Comptroller of the Currency.
“ODFI” means the Ohio Division of Financial Institutions.
“OGCL” means the Ohio General Corporation Law.
“Old Certificates” has the meaning set forth in Section 3.03(c).
“OSS” means the Office of the Secretary of State of the State of Ohio.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
“Peoples” has the meaning set forth in the preamble to this Agreement.
“Peoples Bank” has the meaning set forth in the preamble to this Agreement.
“Peoples Bank Articles” means the Articles of Association of Peoples Bank, as amended.
“Peoples Bank Bylaws” means the Bylaws of Peoples Bank, as amended.
“Peoples Board” means the Board of Directors of Peoples.

“Peoples Board Deferred Compensation Plan” means the Second Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.
“Peoples Common Shares” means shares of common stock, without par value, of Peoples.
“Peoples Equity Plan” means Peoples’ Second Amended and Restated 2006 Equity Plan, as amended.
“Peoples Market Price” shall mean the average closing sale price of a Peoples Common Share on the NASDAQ - Global Select Market during the 20 consecutive trading days immediately preceding the Effective Date.
“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).
“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).
“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Phase I” has the meaning set forth in Section 6.19.
“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).
“Reallocated Cash Shares” has the meaning set forth in Section 3.03(d)(i)(2).
“Reallocated Stock Shares” has the meaning set forth in Section 3.03(d)(ii)(2).
“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by Peoples to register with the SEC the Peoples Common Shares that make up a portion of the Merger Consideration, which also will include NASB’s proxy statement seeking the approval of its shareholders of the transactions contemplated by this Agreement.
“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
“Regulatory Order” has the meaning set forth in Section 5.03(i)(i).
“Related Parties” has the meaning set forth in Section 5.03(cc).
“Related Party Agreements” has the meaning set forth in 5.03(cc).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning set forth in Section 5.04(k)(ii).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Stock Election Shares” has the meaning set forth in Section 3.03(b).
“Surviving Bank” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.03(o).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Transaction Costs” means any and all costs and expenses directly or indirectly related to this Agreement and the transactions contemplated hereby, whether paid or accrued, and including, without limitation, professional fees (legal, accounting and investment banking), data room costs, termination fees, expenses and amounts, and director and officer insurance premiums.
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means NASB Common Shares held by NASB other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among Peoples, Peoples Bank, NASB and certain shareholders of NASB.

ARTICLE II
The Merger
2.01    The Merger.

(a)    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, NASB shall merge with and into Peoples Bank. Peoples Bank shall survive the Merger and continue to exist as a national bank (Peoples Bank, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Bank”), and the separate corporate and legal existence of NASB shall cease. At the Effective Time:

    (i)     The Peoples Bank Articles, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Bank until amended in accordance with the laws of the United States;

(ii)     The Peoples Bank Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until amended in accordance with the laws of the United States; and

(iii)     Each individual serving as a director of Peoples Bank immediately prior to the Effective Time shall remain a director of the Surviving Bank for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Bank Articles and the Peoples Bank Bylaws or as otherwise provided under the laws of the United States or until his or her earlier death, resignation or removal in the manner provided in the Peoples Bank Articles or the Peoples Bank Bylaws or as otherwise provided by the laws of the United States.

(b)    Option to Change Method of Merger. Peoples and Peoples Bank may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples and Peoples Bank deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)     Alter or change the amount or kind of consideration to which the holders of NASB Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)     Materially impede or delay consummation of the transactions contemplated by this Agreement;

(iii)    Cause the Merger to fail to qualify as a “reorganization” under Code Section 368(a)(1)(A) of the Code; or

(iv)    Otherwise adversely affect the holders NASB Common Shares.

NASB, if requested by Peoples and Peoples Bank, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02    Effectiveness of Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Merger shall become effective upon the filing of a certificate of merger with the OSS, which certificate of merger will not be filed until after the issuance of the OCC’s merger certification letter. The Merger shall have the effects prescribed under the laws of the State of Ohio and the United States.
2.03    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after notice of termination of this Agreement pursuant to Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Merger shall become effective is the Effective Time.

ARTICLE III
Merger Consideration
3.01    Merger Consideration.
At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
(a)     Conversion of North Akron Common Shares. Subject to Sections 3.03 and 3.04, each NASB Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:
(i)    a number of Peoples Common Shares valued at $7,655 per share based on the Peoples Market Price (the “Per Share Stock Consideration”);
(ii)    cash in the amount of $7,655 (the “Per Share Cash Consideration”); or
(iii)    a combination of the Per Share Stock Consideration and the Per Share Cash Consideration.
(b)    Aggregate Consideration.
(i)    The “Aggregate Consideration” shall mean the Aggregate Cash Consideration plus the Aggregate Stock Consideration. The Aggregate Consideration for purposes of this Agreement shall be $20,133,415.50, based on an agreed purchase price of $7,655 multiplied by 2,630.1 shares of NASB Common Shares.

(ii)    The “Aggregate Cash Consideration” for purposes of this Agreement shall be an amount equal to the Per Share Cash Consideration multiplied by the sum of the Cash Election Shares (subject to the adjustment pursuant to Section 3.03(d)) plus the Reallocated Cash Shares, if any; provided, however, that the Aggregate Cash Consideration shall be equal to 20% of the Aggregate Consideration.
(iii)    The “Aggregate Stock Consideration” for purposes of this Agreement shall be a dollar amount equal to the Peoples Market Price multiplied by the sum of the Stock Election Shares (subject to adjustment pursuant to Section 3.03(d)) plus the Reallocated Stock Shares, if any; provided, however, that the Aggregate Stock Consideration shall be equal to 80% of the Aggregate Consideration.
(iv)    If the number of NASB Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of NASB Common Shares issued and outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration
(c)    Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.02    Rights as Shareholders; Share Transfers. At the Effective Time, holders of NASB Common Shares shall cease to be, and shall have no rights as, shareholders of NASB, other than (a) to receive any dividend or other distribution with respect to such NASB Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Merger Consideration, or (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of NASB or the Surviving Bank of any NASB Common Shares.
3.03    Election, Exchange and Payment Procedures.
(a)    Exchange Agent. Wells Fargo Shareowner Services will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)    Election Procedure. An election form in such form as Peoples and NASB shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) or such later date as the parties may mutually determine to each holder of record of shares of NASB Common Shares as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be 10 business days after the date on which proxy materials relating to the Merger are mailed to holders of shares of NASB Common Shares. Peoples shall make available Election Forms as may be reasonably requested by all persons who become holders of NASB Common Shares after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined below), and NASB shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Peoples Common Shares with respect to all of such holder’s NASB Common Shares, (ii) to elect to receive cash with respect to all of such holder’s NASB Common Shares, (iii) to elect to receive cash with respect to some of such holder’s NASB Common Shares and to receive Peoples Common Shares with respect to such holder’s remaining NASB Common Shares, or (iv) to indicate that such holder makes no such election with respect to such holder’s NASB Common Shares (“No Election Shares”). Any NASB Common Shares with respect to which the holder has elected to receive cash are hereinafter referred to as “Cash Election Shares,” and any

NASB Common Shares with respect to which the holder has elected to receive Peoples Common Shares are hereinafter referred to as “Stock Election Shares.” Any NASB Common Shares with respect to which the holder thereof shall not have made, as of the Election Deadline, an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Subsection (d) below, but in no event shall such shares be classified as Reallocated Stock Shares.
(c)    Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m. Eastern Time on the 30th calendar day following, but not including, the date of mailing of the Election Form, or such other date upon which Peoples and NASB shall mutually agree to prior to the Effective Time. Any election to receive cash, Peoples Common Shares or a combination of cash and Peoples Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, accompanied with the certificates representing NASB Common Shares (“Old Certificates”) covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.
(d)    Reallocation of Peoples Common Shares and Cash. The Exchange Agent shall effect the allocation among holders of NASB Common Shares of rights to receive cash, Peoples Common Shares, or a combination of cash and Peoples Common Shares in accordance with the Election Forms as follows:
(i)    If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, is less than 20% of the Aggregate Consideration, then:
(1)    each of the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;
(2)    the Exchange Agent will designate first among the No Election Shares and then from the Stock Election Shares (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares hereinafter referred to as “Reallocated Cash Shares”) such that the sum of (a) the product of (1) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, equals 20% of the Aggregate Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(3)    each of the No Election Shares and Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.
(ii)    If (A) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, is greater than 20% of the Aggregate Consideration, then:
(1) each of the Stock Election Shares and No Election Shares shall have the right to receive the Per Share Stock Consideration;
(2) the Exchange Agent will designate among the Cash Election Shares (other than Dissenting Shares) (by the method described in Subsection (e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares hereinafter referred to as “Reallocated Stock Shares”) such that the sum of (a) the product of (1) the number of remaining Cash Election Shares multiplied by (2) the Per Share Cash Consideration, plus (b) the amount of cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, equals 20% of the Aggregate Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and
(3)    each of the Cash Election Shares (other than Dissenting Shares) that are not Reallocated Stock Shares shall have the right to receive the Per Share Cash Consideration.
(iii)    If (A) the number of Cash Election Shares (including Dissenting Shares) multiplied by the Per Share Cash Consideration, plus (B) the cash to be paid in lieu of fractional Peoples Common Shares pursuant to Subsection (i) below, is equal to 20% of the Aggregate Consideration, then subparagraphs (i) and (ii) above shall not apply, all No Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.
(e)    Method of Designation.
(i)    If the Exchange Agent is required pursuant to Subsection (d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder’s No Election Shares relative to all No Election Shares) of such holder’s No Election Shares designated as Reallocated Cash Shares.

(ii)    If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of such holder’s Stock Election Shares designated as Reallocated Cash Shares.
(iii)    If the Exchange Agent is required pursuant to Subsection (d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (except Dissenting Shares) shall have a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of such holder’s Cash Election Shares designated as Reallocated Stock Shares.
(f)    Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (i) certificates representing Peoples Common Shares, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Per Share Cash Consideration and (B) in lieu of fractional shares pursuant to Section 3.03(i) (such cash, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto without any interest on any such cash, dividends or distributions, being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding NASB Common Shares. Promptly, and not more than five business days after the Effective Time, the Exchange Agent shall distribute Peoples Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Peoples Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the Peoples Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such Peoples Common Shares for the account of the persons entitled thereto.
(g)    Surrender of Old Certificates Following the Election Deadline.
(i)    Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Peoples and NASB shall be mailed by the Exchange Agent as soon as practicable after the Election Deadline to each holder of record of NASB Common Shares as of the Election Deadline who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by the Old Certificates to be converted thereby.

(ii)    The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Peoples and NASB may reasonably determine, (iii) include information concerning procedures in the case of lost, stolen or destroyed Old Certificates and (iv) include instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Old Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Peoples Common Shares that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02). Old Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Peoples Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of NASB Common Shares not registered in the transfer records of NASB, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such NASB Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Peoples and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iii)    No dividends or other distributions declared or made after the Effective Time with respect to Peoples Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Peoples Common Shares hereunder until such person surrenders his or her Old Certificates in accordance with this Section 3.03. Upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Peoples Common Shares represented by such person’s Old Certificates.

(h)     Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of NASB for six months after the Effective Time shall be paid to Peoples. Any shareholders of NASB who have not theretofore complied with this Article III shall thereafter look only to Peoples for payment of the Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor Peoples shall be liable to any former holder of NASB Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(i)    No Fractional Peoples Common Shares.
(i)    No certificates or scrip representing fractional Peoples Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional Peoples Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Bank.

(ii)    Each holder of NASB Common Shares who would otherwise be entitled to receive a fractional Peoples Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional Peoples Common Share interest to which such holder (after taking into account all NASB Common Shares held at the Effective time by such holder) would otherwise be entitled by (b) the Per Share Cash Consideration.
(j)    No Liability. None of Peoples, NASB, the Exchange Agent or the Surviving Bank shall be liable to any former holder of NASB Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Peoples Common Share interest, or any dividends or distributions with respect to Peoples Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(k)    Withholding Rights. Peoples or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of NASB Common Shares such amounts as Peoples or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Peoples or the Peoples Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NASB Common Shares.
(l)    Book Entry. All shares of Peoples Common Shares to be issued in the Merger shall be issued in book entry form, without physical certificates; provided that Peoples may issue any of such shares in physical form at its sole discretion.

(m)    Waiver. The Surviving Bank may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.
3.04    Dissenting Shares. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding NASB Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Bank shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

ARTICLE IV
Actions Pending Consummation of Merger

4.01    Forbearances of NASB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of Peoples, NASB shall not:
(a)    Ordinary Course. Conduct the business of NASB other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon NASB’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional NASB Common Shares, other capital stock of NASB or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional NASB Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)    Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than regular quarterly dividends not exceeding $10.00 per share per quarter, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)    Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of NASB, other than payment of accrued amounts in respect of salary increases from January 1, 2014 for management employees previously approved by the NASB Board, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law.
(e)    Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of NASB, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f)    Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Amend the NASB Articles and NASB Bylaws.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
(j)    Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), or terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts; provided however, that NASB may enter into, terminate, amend, modify, renew or extend any such contract if the Chief Financial Officer of Peoples shall be provided with written notice of the proposed action and Peoples shall not have provided an objection to the taking of such action in writing within five business days of such notice (the lack of such objection being deemed to constitute prior written consent of Peoples for the purposes of this Section).
(k)    Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements.
(l)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices except as Previously Disclosed; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n)    Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
(o)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in the NASB Territory which are secured by collateral located in the NASB Territory in the ordinary course and consistent with past practices.
(p)    Capital Expenditures. Make any capital expenditure or capital addition or improvement which individually exceeds $15,000 or in the aggregate exceed $50,000.
(q)    Lending. (i) Establish any new lending programs or make any changes in the policies of NASB concerning which Persons may approve loans; or
(ii) originate or issue a commitment to originate any loan in a principal amount in excess of $500,000.
(r)      Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
(s)    Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(t)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(u)    Foreclosures. Foreclose upon or take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless NASB has reason to believe such real property may contain any such Hazardous Material.

(v)    Deposit Liabilities. Cause or permit any material change in the amount or general composition of deposit liabilities.
(w)    Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties

5.01    Disclosure Schedules. On or prior to the date hereof, NASB delivered to Peoples, on behalf of Peoples and Peoples Bank, a schedule, and Peoples, on behalf of Peoples and Peoples Bank, delivered to NASB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.
5.02    Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect.
5.03    Representations and Warranties of NASB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in its Disclosure Schedule, NASB hereby represents and warrants to Peoples and Peoples Bank that the following are true and correct:
(a)    Organization, Standing and Authority. NASB is a state-chartered savings bank, duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of NASB. As of the date of this Agreement, the authorized capital stock of NASB consists solely of 10,000 NASB Common Shares, of which 2,630.1 shares are outstanding, and no shares are subject to options. As of the date of this Agreement, no NASB Common Shares were held in the NASB 401(k) Plan, and no Treasury Shares were held by NASB or otherwise owned by NASB. The outstanding NASB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the date hereof (A) there are no NASB Common Shares authorized and reserved for issuance, (B) NASB does not have any commitment to authorize, issue or sell any NASB Common Shares or Rights, and (C) NASB does not have any Rights issued or outstanding with respect to NASB Common Shares.

(c)    Subsidiaries.
(i)    As of the date of this Agreement, NASB has no Subsidiaries.
(ii)    Except as Previously Disclosed, NASB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(d)    Corporate Power. NASB has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. NASB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of NASB’s shareholders (the “NASB Shareholder Adoption”) and applicable Regulatory Authorities.
(e)    Corporate Authority; Authorized and Effective Agreement. Subject to the NASB Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of NASB and the NASB Board prior to the date of this Agreement. This Agreement is a valid and legally binding obligation of NASB, enforceable against NASB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(f)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NASB in connection with the execution, delivery or performance by NASB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications and notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the certificates of merger with the OSS pursuant to the OGCL and (C) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, NASB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to the NASB Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b), and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of NASB or to which NASB or its properties are subject or bound, (B) constitute a breach or violation of, or a default under, the NASB Articles or NASB Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or any Material Contract.

(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    NASB has delivered or will deliver to Peoples and Peoples Bank, (a) audited financial statements for each of the fiscal years ended June 30, 2013, 2012, 2011, 2010 and 2009, respectively, consisting of balance sheets and the related statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the reports prepared with respect thereto by Bober, Markey, Fedorovich & Company, NASB’s independent registered public accounting firm, (b) unaudited consolidated financial statements for the interim period ended March 31, 2014 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income, and (c) unaudited monthly financial statements for March 31, 2014 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, “NASB’s Financial Statements”). NASB’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of NASB as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year‑end adjustments and the absence of notes thereto. Except as set forth in NASB’s Financial Statements, liabilities and obligations incurred since the date of the latest NASB’s Financial Statements in the ordinary course of business consistent in nature and amount with past practice and liabilities incurred in connection with the transactions contemplated by this Agreement, NASB has no liabilities or obligations as of the date hereof which are required to be included on a balance sheet prepared in accordance with generally accepted accounting principles.
(ii)    Since June 30, 2013, NASB has not incurred any material liability not disclosed in NASB’s Financial Statements.
(iii)    Since June 30, 2013, (A) NASB has conducted its businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to NASB.
(iv)    Management of NASB has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management of NASB has evaluated the effectiveness of NASB’s internal controls over financial reporting as of the end of its most recent fiscal year and, based on such evaluations, has Previously Disclosed to Peoples (A) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect NASB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees of NASB. NASB has provided to Peoples access to all documentation related to NASB’s internal control over financial reporting.

(h)    Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against NASB and, to NASB’s Knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against NASB.
(i)    Regulatory Matters.
(i)    Neither NASB nor its properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the ODFI, the FDIC and the FRB) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
(ii)    NASB has not been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(j)    Compliance with Laws. NASB: (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NASB’s Knowledge, no suspension or cancellation of any of them is threatened; and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that NASB is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist).
(k)    Material Contracts; Defaults.
(i)    Except as set forth in the Disclosure Schedule listed under Section 5.03(k), NASB is not a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:

(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or in the aggregate in any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of NASB for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $25,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;
(C)    any employment, severance, consulting or management services contract with any director, officer, employee or consultant of NASB;
(D)    any contract containing covenants limiting the freedom of NASB to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement related to the NASB Common Shares for the benefit of NASB’s current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)    any contract with any insider of NASB or any arrangement under which NASB has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of NASB;
(K)    any contract that requires the payment of royalties;

(L)    any contract pursuant to which NASB has any obligation to share revenues or profits derived from NASB with any other Person;
(M)    any contract between (i) NASB, on the one hand, and any officer, director, or employee of NASB, on the other hand, and (ii) NASB, on the one hand, and any Associate or other Affiliate of any director, officer, or employee of NASB, on the other hand; and
(N)    any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $25,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)    “Material Contracts” shall mean those contracts on NASB’s Disclosure Schedule listed under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to NASB, as the case may be, and (B) to the Knowledge of NASB, as to the other parties to such Material Contracts. Except as disclosed in NASB’s Disclosure Schedule, NASB, and to the Knowledge of NASB, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. NASB is not, and to the Knowledge of NASB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and NASB has not, and to the Knowledge of NASB, no other party has, received any notice that any of the Material Contracts will be terminated or will not be renewed. NASB has not received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of NASB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts which would entitle the non-defaulting party to terminate or accelerate obligations under such Material Contract.
(l)    Brokerage and Finder’s Fees. Except for Boenning & Scattergood, Inc., NASB has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)    Employee Benefit Plans.
(i)    Section 5.03(m) of NASB’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of NASB or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which NASB or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither NASB nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any NASB Common Shares.

(ii)    Except as set forth on Section 5.03(m)(ii) of NASB’s Disclosure Schedule, Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, to the extent applicable to such Compensation or Benefit Plan, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made to the extent required with respect to such Compensation and Benefit Plan. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of NASB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than claims for bnefits made in the ordinary course. Neither NASB nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject NASB or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of NASB, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.
(iii)    Except as set forth on Section 5.03(m)(iii) of NASB’s Disclosure Schedule, none of the Compensation and Benefit Plans is subject to Title IV of ERISA. Except as set forth on Section 5.03(m)(iii) of NASB’s Disclosure Schedule, no liability under Title IV of ERISA has been or is expected to be incurred by NASB with respect to any terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with NASB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). Except as set forth on Section 5.03(m)(iii) of NASB’s Disclosure Schedule, neither NASB nor any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of NASB, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv)    All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which NASB was or is a party have been timely made or have been reflected on NASB’s Financial Statements.
(v)    Except as otherwise provided under Section 6.10(c), NASB does not have any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by NASB that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)    Neither NASB nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)    With respect to each Compensation and Benefit Plan, if applicable, NASB has provided or made available to Peoples and Peoples Bank, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan; provided, however, that in the case of the NASB 401(k) Plan and the NASB Defined Benefit Plan, the foregoing copies have been provided only to the extent relevant or applicable to NASB’s participation in such plans.
(viii)    The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)    Neither NASB nor any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, NASB or the Surviving Bank, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of NASB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(n)    Labor Matters. NASB is not a party to, nor is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NASB the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel NASB to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to NASB’s Knowledge, threatened, nor is NASB aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. NASB is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(o)    Takeover Laws. NASB has taken all action required to be taken by NASB in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”); and (ii) any applicable provisions of the NASB Articles and NASB Bylaws.
(p)    Environmental Matters. Neither the conduct nor the operation of NASB nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to NASB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. NASB has not received any notice from any Person that NASB or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by NASB is or was in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q)    Tax Matters.
(i)(A)    All Tax Returns that were or are required to be filed by or with respect to NASB have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of NASB. NASB has made available to Peoples and Peoples Bank true and correct copies of the United States federal income Tax Returns filed by NASB for each of the three most recent fiscal years. NASB does have any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in NASB’s Financial Statements or that have arisen in the ordinary and usual course of business since June 30, 2013. The accruals and reserves for Taxes reflected in NASB’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of NASB other than Liens for current Taxes not yet due and payable.
(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)    NASB has withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)    No claim has ever been made by any Governmental Authority in a jurisdiction where NASB does not file Tax Returns that NASB is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.
(v)    NASB has not applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)    NASB has not been audited by any Governmental Authority for taxable years ending on or subsequent to June 30, 2008. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to NASB and, to the Knowledge of NASB, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of NASB, is threatening to assert against NASB any deficiency or claim for additional Taxes.
(vii)    NASB (A) is not a party to any Tax allocation or sharing agreement, (B) has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which NASB is or was the common parent corporation (the “NASB Group”), or (C) has no liability for the Taxes of any person (other than members of the NASB Group) as a transferee or successor, by contract, or otherwise.

(viii)    Except as Previously Disclosed, NASB has not agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)    NASB has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which NASB is a party that could be treated as a partnership for Tax purposes.
(xi)    Except as set forth on Section 5.03(q) of NASB’s Disclosure Schedule, NASB is not a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
(xii)    None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.
(r)    Risk Management Instruments. NASB is not a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
(s)    Books and Records. The books of account, minute books, stock record books, and other records of NASB, all of which have been made available to Peoples and Peoples Bank, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of NASB, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of NASB and contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the NASB Board, and committees of the NASB Board, and no meeting of any such shareholders, NASB Board, or committee has been held for which minutes have been prepared and are not contained in such minute books.
(t)    Insurance. Section 5.03(t) of NASB’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by NASB. NASB is insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; NASB is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u)    Title to Real Property and Assets. Section 5.03(u) of NASB’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by NASB. NASB has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the NASB’s Financial Statements as being owned by NASB as of June 30, 2013, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business. All leases pursuant to which NASB, as lessee, leases personal property (except for leases that have expired by their terms or that NASB has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or the lessor.
(v)    Loans; Certain Transactions. Each loan reflected as an asset in the NASB’s Financial Statements as of June 30, 2013, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. NASB is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of NASB or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by NASB and that are subject to 12 C.F.R. § 337.3 and 12 C.F.R. Part 215, comply therewith.

(w)    Allowance for Loan Losses. Except as Previously Disclosed, there is no loan which was made by NASB and which is reflected as an asset of NASB on NASB’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of NASB as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on NASB’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to NASB and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.
(x)    Repurchase Agreements. With respect to all agreements pursuant to which NASB has purchased securities subject to an agreement to resell, if any, NASB has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y)    Investment Portfolio. All investment securities held by NASB, as reflected in the NASB’s Financial Statements, are carried in accordance with generally accepted accounting principles and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. NASB has good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in NASB’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of NASB.

(z)    Deposit Insurance. The deposit accounts of NASB are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and NASB has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of NASB, and NASB’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of NASB have been originated and administered in accordance with the terms of the respective governing documents. NASB has not received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of NASB.

(aa)    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. NASB is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause NASB to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. NASB is not aware of any facts or circumstances that would cause NASB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause NASB to undertake any material remedial action. The NASB Board has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and NASB has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(bb)    CRA Compliance. NASB has not received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and NASB has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. NASB has no Knowledge of any fact or circumstance or set of facts or circumstances which could cause NASB to receive notice of non-compliance with such provisions or cause the CRA rating of NASB to fall below satisfactory.

(cc)    Related Party Transactions. NASB has not entered into any transactions with any Affiliate of NASB or any Affiliate of any director or officer of NASB (collectively, the “Related Parties”) other than loans described under subsection (v) of Section 5.03. None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of NASB or any of its Affiliates; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that NASB uses or the use of which is necessary for conduct of its business; (iii) has brought any action against, or owes any amount to, NASB other than loans described under subsection (v) of this Section 5.03; or (iv) on behalf of NASB, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of NASB, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(cc) of NASB’s Disclosure Schedule contains a complete list of all contracts between NASB and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Peoples has given its prior written consent). NASB is not party to any transaction with any Related Party on other than arm’s-length terms.
(dd)    Prohibited Payments. NASB has not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of NASB for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of NASB, which NASB knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
(ee)    Fairness Opinion. The NASB Board has received the opinion of Boenning & Scattergood, Inc., to the effect that, as of the date hereof, the Merger Consideration to be received by NASB shareholders in the Merger is fair to the holders of NASB Common Shares from a financial point of view.
(ff)    Absence of Undisclosed Liabilities. NASB has no liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on NASB on a consolidated basis, except as disclosed in NASB’s Financial Statements.

(gg)    Material Adverse Effect. NASB has not suffered a change in its business, financial condition or results of operations since June 30, 2013, that has had or could reasonably be expected to have a Material Adverse Effect on NASB.
(hh)    Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
5.04    Representations and Warranties of Peoples. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Peoples and Peoples Bank make the following representations and warranties to NASB:
(a)    Organization, Standing and Authority.
(i)    Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Peoples is registered as a financial holding company under the BHCA.
(ii)    Peoples Bank is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of Peoples. As of December 31, 2013, the authorized capital stock of Peoples consists of 24,000,000 Peoples Common Shares, of which 10,605,782 shares are outstanding and 50,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of December 31, 2013, 600,794 Peoples Common Shares are held in treasury by Peoples. As of December 31, 2013, Peoples has reserved the following number of Peoples Common Shares for issuance (i) 1,081,260 for the Peoples Equity Plan, (ii) 500,000 for its dividend reinvestment plan, and (iii) 240,298 the Peoples Board Deferred Compensation Plan.
(c)    Ownership of NASB Common Shares. As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding NASB Common Shares.
(d)    Corporate Power. Peoples and Peoples Bank have the full corporate power and authority to carry on their business as it is now being conducted and to own all of their properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, Peoples and Peoples Bank have the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

(e)    Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate actions of Peoples, Peoples Bank and their respective boards prior to the date hereof. This Agreement is a valid and legally binding agreement of Peoples and Peoples Bank, enforceable against Peoples and Peoples Bank in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(f)    Financial Statements; Material Adverse Effect.
(i)    The financial statements of Peoples included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2013 or (C) in connection with this Agreement and the transactions contemplated hereby.

(g)    Regulatory Matters.
(i)    Neither Peoples nor Peoples Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.
(ii)    Neither Peoples nor Peoples Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(h)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and its Subsidiaries, on a consolidated basis, no litigation, claim or other proceeding before any court or governmental agency is pending against Peoples or its Subsidiaries, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples or its Subsidiaries.
(i)    Compliance with Laws. Peoples and Peoples Bank have all the licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and Peoples Bank and, to the Knowledge of Peoples, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Peoples and Peoples Bank have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or Peoples Bank.
(j)    Deposit Insurance. The deposit accounts of Peoples Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Peoples Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Peoples Bank, and Peoples Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Peoples Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither Peoples nor Peoples Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Peoples Bank.

(k)    SEC Reports.
(i)    Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(l)    Absence of Undisclosed Liabilities. Neither Peoples nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Peoples on a consolidated basis, except as disclosed in the SEC Reports.
(m)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples and Peoples Bank of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filings of the certificates of merger with the OSS pursuant to the OGCL; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, neither Peoples nor Peoples Bank is aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(ii)    Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or of any of its Subsidiaries or to which Peoples or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the governing documents of Peoples or Peoples Bank, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or a material license, agreement, indenture or instrument.

(n)    Brokerage and Finder’s Fees. Neither Peoples nor Peoples Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(o)    Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI
Covenants

6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the parties shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approval. NASB, in consultation with Peoples and Peoples Bank, shall take, in accordance with applicable law and the NASB Articles and NASB Bylaws, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement relating to this transaction has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by NASB shareholders for consummation of the Merger (including any adjournment or postponement, the “NASB Meeting”), as promptly as practicable after the date hereof. The NASB Board shall inform the shareholders of NASB in the Proxy Statement/Prospectus that the directors executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all shares of NASB which they own of record in favor of approving this Agreement and any other necessary documents or actions. All directors will, in accordance with the Voting Agreement, recommend approval of this Agreement to the other shareholders of NASB, subject only to such director’s fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the shareholders of this Agreement and the transactions contemplated hereby.
6.03     Registration Statement; Proxy Statement/Prospectus.
(a)    Peoples will prepare and file a Registration Statement with the SEC to register a sufficient number of shares of Peoples Common Shares which the shareholders of NASB will receive in accordance with Article III. Peoples will use its best efforts to cause such Registration Statement to become effective. The parties agree that none of the information supplied or to be supplied by any of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meeting of shareholders of NASB to be held in connection with the Merger, in either case contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The parties agree to use their commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to NASB shareholders.
(c)    If any party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
6.04    Press Releases. Upon the execution of this Agreement, the parties shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of the parties. No party will, without the prior approval of the other parties, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.
6.05    Access; Information.
(a)    NASB shall afford to, upon reasonable notice and subject to applicable laws relating to the exchange of information, Peoples, Peoples Bank and their Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and such other information as Peoples and Peoples Bank may reasonably request and, during such period, (i) shall furnish promptly to Peoples and Peoples Bank a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of NASB as Peoples and Peoples Bank may reasonably request. NASB shall invite two Representatives of Peoples selected by Peoples from time to time to attend, solely as observers, all meetings of the NASB Board (and committees thereof) after the date of this Agreement; provided, however, that in no event shall such Peoples Representatives be invited to or permitted to attend any executive session of NASB’s board or any meeting at which NASB reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the NASB Board, including, without limitation, any portion of any meeting where this Agreement, the transactions contemplated by this Agreement or any Acquisition Proposal or matters involving attorney client privilege are being discussed.

(b)    None of the parties will, nor shall their respective Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.
(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
6.06    Acquisition Proposals; Break Up Fee.
(a)    NASB shall not, and shall cause the officers, directors, employees, advisors and other agents of NASB not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than Peoples and Peoples Bank, relating to (i) any acquisition or purchase of all or substantially all of the assets of NASB or (ii) any merger, consolidation or business combination with NASB (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this Section shall prohibit NASB from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (A) the NASB Board, after consultation with and based upon the advice of legal counsel, determines in good faith that failure to do so would be reasonably likely to result in a breach of the fiduciary duties to the shareholders of NASB under applicable law and (B) before furnishing such information to, or entering into discussions or negotiations with, such Person, NASB provides immediate written notice to Peoples of such action, the identity of the bidder and the substance of such Acquisition Proposal.
(b)    In the event that NASB executes a definitive agreement in respect of, or closes, an Acquisition Proposal while this Agreement is in effect, NASB shall pay to Peoples, on behalf of Peoples and Peoples Bank, in immediately available funds the sum of $603,980, as a break up fee, immediately after the earlier of such execution or closing.
6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.
6.08    Certain Policies. Before the Effective Time, NASB shall, upon the request of Peoples and/or Peoples Bank, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples Bank and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that NASB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Peoples and Peoples Bank acknowledge that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to NASB that their representations and warranties, subject to Section 5.02, are true and correct as of such date and that Peoples and Peoples Bank are otherwise in material compliance with this Agreement; provided further, however, that NASB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with generally accepted accounting principles. NASB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
6.09    Regulatory Applications.
(a)    The parties shall cooperate and use their reasonable best efforts to allow Peoples and Peoples Bank to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. Peoples and Peoples Bank agree that they will consult with NASB with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and keep NASB apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. NASB shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, NASB shall not have any right to review and/or inspect any proprietary information submitted by Peoples or Peoples Bank to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Peoples or Peoples Bank in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(b)    NASB agrees, upon request, to furnish Peoples and/or Peoples Bank with all information concerning itself, directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or Peoples Bank to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits.
(a)    General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give NASB’s employees any rights other than as employees at will under applicable law, and NASB’s employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of NASB who become employees of Peoples or its Subsidiaries as a result of the Merger shall participate in either NASB’s Compensation and Benefit Plans (for so long as Peoples determines necessary or appropriate) or in the employee benefit plans sponsored by Peoples for Peoples’ employees (with credit for their years of service with NASB for participation and vesting purposes under Peoples’ applicable plans), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent NASB’s employees participate in Peoples’ group health plan (instead of continued participation in NASB’s group health plan), Peoples agrees to waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and applicable insurance policy.

(b)    Employee Severance. Subject to any applicable regulatory restrictions:
(i)    Peoples shall pay to each employee of NASB who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of NASB immediately before the Effective Time, (C) has been an employee of NASB for at least six months prior to the Effective Time, and (D) is not offered continued employment by Peoples or any of its Subsidiaries after the Effective Time at a location within 25 miles of such employee’s current normal place of employment, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with NASB, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following termination, provided that, for purposes of this paragraph, an employee will not be considered to have been offered continued employment by Peoples if such employee is not employed for a period of six months following the Effective Date, provided further that under no circumstances shall an employee be entitled to any such severance pay if such employee has been terminated for cause. For any employee of NASB participating in NASB’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.
(ii)    In exchange for the severance pay described in this Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against Peoples and Affiliates.
(c)    NASB 401(k) Plan. NASB agrees to take any action, including, but not limited to, the adoption of a resolution by the Board of NASB, the adoption of an amendment to the plan, and the coordination with service professionals in connection with the plan, requested by Peoples to modify, amend, terminate, merge, spinoff, or transfer the assets of the Pentegra Defined Contribution Plan for Financial Institutions as adopted by North Akron Savings Bank (the “NASB 401(k) Plan”) on or prior to the Effective Date. Following the Effective Date, Peoples, as the successor in interest to NASB, shall complete any requests to the IRS for a determination that the NASB 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and shall facilitate the distribution, transfer or merging of benefits under the NASB 401(k) Plan. In the event the NASB 401(k) Plan is terminated on or prior to the Effective Date, Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the NASB 401(k) Plan to the Peoples 401(k) Plan for employees of NASB and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan.

(d)    NASB Defined Benefit Plan. NASB agrees to take any action, including, but not limited to, the adoption of a resolution by the Board of NASB, the adoption of an amendment to the plan, and the coordination with service professionals in connection with the plan, requested by Peoples to modify, amend, terminate, merge, spinoff, or transfer the assets of the Pentegra Defined Benefit Plan For Financial Institutions as adopted by North Akron Savings Bank (the “NASB Defined Benefit Plan”) on or prior to the Effective Date.
6.11    Notification of Certain Matters. NASB shall give prompt notice to Peoples of any fact, event or circumstance known to NASB that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to NASB or (ii) would cause or constitute a material breach of any of NASB’s representations, warranties, covenants or agreements contained herein.
6.12    No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of Peoples, NASB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.
6.13    Consents. NASB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14    Insurance Coverage. NASB shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.
6.15    Correction of Information. NASB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.
6.16    Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of the parties pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to NASB shareholders, this Section 6.16 shall not apply to information included in the Proxy Statement/Prospectus to be sent to the shareholders of NASB under Section 6.03. The parties agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. The parties agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of NASB, Peoples or Peoples Bank to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, the parties agree to return all copies of the Information provided to the other promptly.

6.17    Regulatory Matters. The parties shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by NASB with, or a commitment letter, board resolution or similar submission by NASB to, or supervisory letter from any Regulatory Authority to NASB, to the satisfaction of such Regulatory Authority.
6.18    Indemnification.
(a)    For a period of six years after the Effective Time, Peoples Bank shall indemnify each Person who served as a director or officer of NASB on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the NASB Articles and the NASB Bylaws, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of NASB; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.
(b)    Before the Effective Time, NASB shall procure a policy of directors’ and officers’ and company liability insurance (“D&O Policy”) and cause such policy to be effective for a period of at least six years following the Effective Date, on terms no less advantageous than those contained in NASB’s existing directors’ and officers’ and company’s liability insurance policy.
6.19    Environmental Assessments. NASB hereby agrees to permit Peoples and/or Peoples Bank to engage, at the expense of Peoples and/or Peoples Bank, a qualified consultant, mutually agreeable to the parties, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by NASB, including real estate acquired by NASB upon foreclosure.
6.20    Advisory Board. At the Effective Time and for a period of one year thereafter, PEBO shall establish and maintain an advisory board to be comprised of all of the outside directors of NASB, who desire to participate on such advisory board, at the Effective Time. The advisory board shall meet every other month during such one year period for the purpose of advising PEBO on client relations and post-acquisition transition matters.

6.21    Leases. NASB shall use its reasonable best efforts to obtain an estoppel certificate on or prior to the Effective Date, in such form as is acceptable to Peoples, from each party to: (i) the Munroe Falls Branch Lease and (ii) the NASB Commercial Lease.
6.22    Termination of the Loan Production Office Lease. NASB shall use its reasonable best efforts to cause the termination of Loan Production Office Lease and related release of NASB from any and all obligations under such lease and provide evidence of the same in a form reasonably acceptable to Peoples on or prior to the Effective Date.
ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties to consummate the Merger is subject to the fulfillment or written waiver by the parties prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of NASB.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the boards of Peoples and Peoples Bank reasonably determine would, either before or after the Effective Time, have a Material Adverse Effect on Peoples, Peoples Bank and their Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples boards of Peoples and Peoples Bank reasonably determine would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to NASB, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples, Peoples Bank and their Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Effectiveness of Registration Statement and Proxy Statement/Prospectus. The Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order.
7.02    Conditions to Obligation of NASB. The obligation of NASB to consummate the Merger is also subject to the fulfillment or written waiver by NASB prior to the Effective Time of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Peoples and Peoples Bank set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and NASB shall have received a certificate, dated the Effective Date, signed on behalf of Peoples and Peoples Bank, by the chief executive officer of Peoples and Peoples Bank to such effect.
(b)    Performance of Obligations of Peoples and Peoples Bank. Peoples and Peoples Bank, as applicable, shall have performed in all material respects all obligations required to be performed by Peoples and Peoples Bank, as applicable, under this Agreement at or prior to the Effective Time, and NASB shall have received a certificate, dated the Effective Date, signed on behalf of Peoples and Peoples Bank by the chief executive officer of Peoples and Peoples Bank to such effect.
(c)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples or Peoples Bank.
7.03    Conditions to Obligation of Peoples and Peoples Bank. The obligation of Peoples and Peoples Bank to consummate the Merger is also subject to the fulfillment or written waiver by Peoples and Peoples Bank prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of NASB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Peoples and Peoples Bank shall have received a certificate, dated the Effective Date, signed on behalf of NASB, by the president of NASB to such effect.
(b)    Performance of Obligations of NASB. NASB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples and Peoples Bank shall have received a certificate, dated the Effective Date, signed on behalf of NASB by the president of NASB to such effect.
(c)    Consents. NASB shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease (including the Munroe Falls Branch Lease and NASB Commercial Lease if required), license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ and Peoples Bank’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Bank.

(d)    FIRPTA Certification. Peoples and Peoples Bank shall have received a statement executed on behalf of NASB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (and complying with Treasury Regulations Section 1.897-2(h)) in a form reasonably acceptable to Peoples and Peoples Bank certifying that the NASB Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)    Dissenting Shares. The holders of not more than ten percent of the outstanding NASB Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.
(f)    D&O Policy. NASB shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
(g)    Non-compete Agreement. Peoples shall have received countersigned non-compete agreement from Stephen D. Hailer on such terms reasonably acceptable to Peoples.
(h)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on NASB.
7.04    Closing.7.04    Closing Subject to Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Columbus, Ohio on the Effective Date.
ARTICLE VIII
Termination

8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Peoples and NASB, if the board of directors of each so determines by vote of a majority of the members of its entire board.
(b)    Breach. At any time prior to the Effective Time, by Peoples or NASB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board(s), in the event of either: (i) a breach by the other party or parties of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party or parties of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.

(c)    Delay. At any time prior to the Effective Time, by Peoples or NASB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board(s), in the event that the Merger is not consummated by January 31, 2015, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)    No Approval. By Peoples or NASB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of the entire board(s), in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the NASB shareholders fail to adopt this Agreement and approve the Merger at the NASB Meeting.
(e)    Payment Pursuant to Section 6.06. Upon a payment made to Peoples, on behalf of Peoples and Peoples Bank, in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either NASB or Peoples.
8.02    Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 6.06 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.
ARTICLE IX
Miscellaneous

9.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10 and 6.18 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.16, 8.02 and this Article IX, which shall survive such termination).
9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the NASB Meeting, this Agreement may not be amended if it would violate the OGCL.

9.03    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile shall have the same effect as original signatures.
9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio. Each party to this Agreement hereby irrevocably and unconditionally submits to the jurisdiction of any state or any federal court sitting in Franklin County, State of Ohio for purposes of any suit, action or other proceeding arising out of this Agreement, or the transactions contemplated hereby, which is brought by or against any such party (and each such party agrees not to commence any action, suit or proceeding relating thereto except in such courts) and agrees that service of any process, summons, notice or document by U.S. certified mail to such party’s address set forth in Section 9.06 shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party to this Agreement hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or of the transactions contemplated hereby, which is brought by or against such party, in any state or federal court sitting in Franklin County, State of Ohio and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
9.05    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. All fees to be paid to Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be paid by Peoples.
9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to NASB, to:	North Akron Savings Bank 158 East Cuyahoga Falls Avenue Akron, Ohio 44310 Attention: Stephen D. Hailer, President and CEO
With a copy to:	Brouse McDowell, LPA. 388 South Main Street, Suite 500 Akron, Ohio 44311 Attention: James S. Hogg, Esq.
If to Peoples or Peoples Bank, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO
With a copy to:	Peoples Bancorp Inc. 1 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, Esq., Corporate Counsel

9.07    Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
9.08    Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
9.09    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
9.10    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NORTH AKRON SAVINGS BANK

By /s/ Stephen D. Hailer
Stephen D. Hailer, President & CEO

PEOPLES BANCORP INC.

By /s/ Charles W. Suleryski
Charles W. Sulerzyski, President & CEO

PEOPLES Bank, National Association

By /s/ Charles W. Suleryski
Charles W. Sulerzyski, President & CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of April 21, 2014, by and among Peoples Bancorp Inc., an Ohio corporation (“Peoples”), Peoples Bank, National Association, a national bank chartered under the laws of the United States (“Peoples Bank”) and North Akron Savings Bank, a state savings bank chartered under the laws of Ohio (“NASB”), and the undersigned shareholders of NASB (collectively, the “Shareholders”).

WHEREAS, the Shareholders collectively own [_________] shares of common stock, no par value, of NASB (such common shares, together with all shares of NASB which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, Peoples, Peoples Bank and NASB propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that NASB will merge with and into Peoples Bank pursuant to the Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, Peoples, Peoples Bank and NASB have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

1.1    Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of NASB, however called, and in any action by consent of the shareholders of NASB, they shall vote their Shares: (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between NASB and any person or entity other than Peoples, Peoples Bank or any of their Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NASB under the Merger Agreement or that would result in any of the conditions to the obligations of NASB under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of NASB with respect to any matter.

ARTICLE 2
Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to Peoples and Peoples Bank as follows:

2.1    Authority Relative to this Agreement. He/She/It has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2    No Conflict.

(a)    The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by him/her/it will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him/her/it or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him/her/it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which he/she/it is a party or by which he/she/it or any Shares of him/her/it are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b)    The execution and delivery of this Agreement by him/her/it does not, and the performance of this Agreement by him/her/it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3    Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3
Additional Covenants

3.1    Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Peoples, which consent shall not be unreasonably withheld, make any voluntary sale, pledge, transfer, or other disposition of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4
Miscellaneous

4.1    Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2    Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Peoples and Peoples Bank shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4    Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8    Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10 Transfers, Successors and Assigns.

(a)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages of this Agreement. By execution of this Agreement or of any Adoption Agreement, each of the parties appoints NASB as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. NASB shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 4.10. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.11     Spousal Consent. If any Shareholder who is a natural person is married on the date of this Agreement, such Shareholder shall cause the Shareholder’s spouse to execute and deliver to NASB a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), within 5 business days of the date of this Agreement. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s shares of capital stock that do not otherwise exist by operation of law or the agreement of the parties. If any Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty 30 calendar days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS [Name] [Name] [Name] [Name] [Name] [Name] [Name]
PEOPLES BANCORP INC.

By: _______________________________
      Charles W. Sulerzyski, President & CEO

PEOPLES BANK, NATIONAL ASSOCIATION.

By: _______________________________
      Charles W. Sulerzyski, President & CEO

NORTH AKRON SAVINGS BANK

By: _______________________________
       Stephen D. Hailer, President & CEO

ANNEX I

Shareholder	Address and Facsimile	Number of Shares

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of April 21, 2014 (the “Agreement”) by and among Peoples Bancorp Inc., North Akron Savings Bank and certain of North Akron Savings Bank’s shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.1    Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of NASB (the “Shares”), subject to the terms and conditions of the Agreement.
1.2    Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder.”
1.3    Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
EXECUTED AND DATED this ___ day of __________, 2014.
Transferee

By:     ______________________________
Name: ______________________________            Title: ______________________________

Address: ______________________________
______________________________

Fax:    ______________________________

EXHIBIT B

CONSENT OF SPOUSE
I, ____________________, spouse of ______________, acknowledge that I have read the Voting Agreement, dated as of ___________, 2014, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of North Akron Savings Bank which my spouse may own, including any interest I might have therein.
I hereby agree that my interest, if any, in any shares of capital stock of North Akron Savings Bank subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the North Akron Savings Bank shall be similarly bound by the Agreement.
I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:    ________________________________

________________________________
Signature

________________________________
Print Name

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to the Agreement and Plan of Merger (the “Amendment”) is entered into and made effective as of July 25, 2014, by and between Peoples Bancorp Inc. (“Peoples”), Peoples Bank, National Association (“Peoples Bank”), and North Akron Savings Bank (“NASB”). Unless otherwise indicated in this Amendment, capitalized terms contained herein have the meaning set forth in the Agreement (as defined below).

WHEREAS, the parties entered into a certain Agreement and Plan of Merger, dated April 21, 2014 (the “Agreement”) for purpose of facilitating a merger of NASB with and into Peoples Bank;

WHEREAS, in accordance with Section 9.02, the parties desire to further amend the Agreement as set forth below.

NOW THEREFORE, parties hereby agree to amend the Agreement as follows:

1.    The last sentence of Section 2.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Merger shall have the effects prescribed under the laws of the State of Ohio and the United States, including that Peoples Bank shall be liable for all the liabilities of NASB.”

2.    Section 3.03(i)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Each holder of NASB Common Shares who would otherwise be entitled to receive a fractional Peoples Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (a) the fractional Peoples Common Share interest to which such holder (after taking into account all NASB Common Shares held at the Effective time by such holder) would otherwise be entitled by (b) the Peoples Market Price.”

3.    Except as expressly amended or changed by the Amendments, the terms, conditions and other provisions set forth in the Agreement, including all Exhibits thereto, shall remain in full force and effect.

4.    This Amendment may be executed in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same agreement.

[Signatures on the Next Page.]

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

Signature Page

In Witness Whereof, the parties hereto have duly executed this Amendment as of the day and year first above written.

NORTH AKRON SAVINGS BANK

By /s/ Stephen D. Hailer
Stephen D. Hailer, President & CEO

PEOPLES BANCORP INC.

By /s/ Charles W. Suleryski
Charles W. Sulerzyski, President & CEO

PEOPLES BANK, NATIONAL ASSOCIATION

By /s/ Charles W. Suleryski
                     Charles W. Sulerzyski, President & CEO

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

April 21, 2014

Board of Directors
North Akron Savings Bank
111 North State Street
West Harrison, IN 47060

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, $100 par value (the "Company Common Stock"), of North Akron Savings Bank (“NASB”) of the Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Proposed Merger”) by and between NASB and Peoples Bank, N.A. (“Peoples Bank”) as set forth in the Agreement and Plan of Merger (the "Merger Agreement") to be entered into among NASB, Peoples Bank, and Peoples Bancorp, Inc. (“PEBO”). As detailed in the Merger Agreement, NASB will merge with and into Peoples Bank and each share of Company Common Stock will be converted, at the election of the holder thereof, into the right to receive $7,655.00 in cash, a number of shares common stock, without par value, of PEBO valued at $7,655.00, or a combination thereof (the “Merger Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of PEBO and NASB and reviewed certain internal financial analyses and forecasts prepared by the management of NASB; (ii) reviewed a draft of the Merger Agreement, dated April 16, 2014; (iii) reviewed and analyzed the stock market performance of PEBO and the limited trading history of NASB; (iv) studied and analyzed the consolidated financial and operating data of PEBO and NASB; (v) reviewed the pro forma financial impact of the Proposed Merger on PEBO and NASB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of PEBO and NASB; (vi) considered the financial terms of the Proposed Merger between PEBO and NASB as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions; (vii) met and/or communicated with certain members of PEBO’s and NASB's senior management to discuss their respective operations, historical financial statements and future prospects; and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by PEBO and NASB, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by PEBO and NASB including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning PEBO and NASB nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of PEBO and NASB as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of PEBO or NASB, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of PEBO and NASB, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgment of the management of PEBO and NASB as to their most likely future performance. We have further relied on the assurances of management of PEBO and NASB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheets of PEBO and NASB is adequate to cover such losses; we have not reviewed loans or credit files of PEBO and NASB. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. We have assumed that the Proposed Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger.

Our opinion is based upon information provided to us by the management of PEBO and NASB, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Merger and the other business strategies that NASB’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of NASB’s Board of Directors to proceed with the Merger. We are expressing no opinion as to the value of the shares of PEBO common stock when issued to holders of outstanding NASB common stock pursuant to the Merger Agreement or the prices at which the Shares may trade at any time. Our opinion is for the information of NASB’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of NASB in connection with the Proposed Merger or a recommendation to any shareholder of NASB as to how such shareholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by NASB or PEBO in respect to the Proposed Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, PEBO and NASB or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of PEBO and NASB for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We will receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Proposed Merger. NASB has also agreed to indemnify us against certain liabilities that may arise out of our engagement. Boenning & Scattergood, Inc. has not had any material relationship with PEBO or NASB during the past two years in which compensation was received or was intended to be received

2

as a result of the relationship between Boenning & Scattergood, Inc. and PEBO or NASB. Boenning & Scattergood, Inc. may provide investment banking services to PEBO in the future, although as of the date of this opinion, there is no agreement to do so.

This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Stock in the Proposed Merger.

Based on, and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement, is fair, from a financial point of view, to such holders.

Sincerely,

BOENNING & SCATTERGOOD, INC.

3

Part II
Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)    Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1)       A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2)           A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3)            To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4)           Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a)           Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)           Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6)            The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7)           A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)           The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)           As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b)           Regulations of Peoples

The Regulations of Peoples contains the following provisions with respect to the indemnification of directors and officers:

Article Five - Indemnification and Insurance

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.

(c)    Insurance

Peoples maintains insurance policies under which directors and officers of Peoples are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Peoples.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index to Exhibits below.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

(c)	Report, Opinion or Appraisal

The opinion of Boenning & Scattergood, Inc. is included as Annex C to this proxy statement/prospectus.

Item 22.	Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on July 30, 2014.

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Charles W. Sulerzyski	July 30, 2014	President, Chief Executive Officer and Director
Charles W. Sulerzyski

/s/ Edward G. Sloane*	July 30, 2014	Executive Vice President, Chief Financial Officer
Edward G. Sloane		and Treasurer (Principal Financial and Accounting Officer)

/s/ Tara M. Abraham*	July 30, 2014	Director
Tara M. Abraham

/s/ Carl L. Baker, Jr.*	July 30, 2014	Director
Carl L. Baker, Jr.

/s/ George W. Broughton*	July 30, 2014	Director
George W. Broughton

/s/ David F. Dierker*	July 30, 2014	Director
David F. Dierker

/s/ Richard Ferguson*	July 30, 2014	Chairman of the Board and Director
Richard Ferguson

/s/ James S. Huggins*	July 30, 2014	Director
James S. Huggins

/s/ Brenda F. Jones, M.D.*	July 30, 2014	Director
Brenda F. Jones, M.D.

/s/ David L. Mead*	July 30, 2014	Director
David L. Mead

/s/ Susan D. Rector*	July 30, 2014	Director
Susan D. Rector

/s/ Thomas J. Wolf*	July 30, 2014	Director
Thomas J. Wolf

 * The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Charles W. Sulerzyski, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski
President and Chief Executive Officer Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location
2.1	Agreement and Plan of Merger, dated as of April 21, 2014, as amended, by and among Peoples Bancorp Inc., Peoples Bank, National Association and North Akron Savings Bank	Included as Annex A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4
3.1(a)	Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on May 3, 1993)	Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form 8-B of Peoples filed July 20, 1993 (File No. 0-16772)
3.1(b)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 22, 1994)	Incorporated herein by reference to Exhibit 3(a)(2) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-16772) (“Peoples’ 1997 Form 10-K”)
3.1(c)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 9, 1996)	Incorporated herein by reference to Exhibit 3(a)(3) to Peoples’ 1997 Form 10-K
3.1(d)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 23, 2003)	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 (File No. 0-16772) (“Peoples’ March 31, 2003 Form 10-Q”)
3.1(e)	Certificate of Amendment by Shareholders to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on January 22, 2009)	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on January 23, 2009 (File No. 0-16772)
3.1(f)
Certificate of Amendment by Directors to Articles filed with the Ohio Secretary of State on January 28, 2009, evidencing adoption of amendments by the Board of Directors of Peoples Bancorp Inc. to Article FOURTH of Amended Articles of Incorporation to establish express terms of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value, of Peoples Bancorp Inc.
Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on February 2, 2009 (File No. 0-16772)
3.1(g)	Amended Articles of Incorporation of Peoples Bancorp Inc. (reflecting amendments through January 28, 2009) [For SEC reporting compliance purposes only - not filed with Ohio Secretary of State]	Incorporated herein by reference to Exhibit 3.1(g) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 0-16772) (“Peoples’ 2008 Form 10-K”)
3.2(a)	Code of Regulations of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3(b) to Peoples’ July 20, 1993 Form 8-B
3.2(b)
Certified Resolutions Regarding Adoption of Amendments to Sections 1.03, 1.04, 1.05, 1.06, 1.08, 1.10, 2.03(C), 2.07, 2.08, 2.10 and 6.02 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 10, 2003
Incorporated herein by reference to Exhibit 3(c) to Peoples’ March 31, 2003 Form 10-Q
3.2(c)	Certificate regarding adoption of amendments to Sections 3.01, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08 and 3.11 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 8, 2004	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 0-16772)
3.2(d)	Certificate regarding adoption of amendments to Sections 2.06, 2.07, 3.01 and 3.04 of Peoples Bancorp Inc.’s Code of Regulations by the shareholders on April 13, 2006	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on April 14, 2006 (File No. 0-16772)
3.2(e)	Certificate regarding adoption of an amendment to Section 2.01 of Peoples Bancorp Inc.’s Code of Regulations by shareholders on April 22, 2010
Incorporated herein by reference to Exhibit 3.2(e) to Peoples’ Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarterly period ended June 30, 2010 (File No. 0-16772). (“Peoples’ June 30, 2010 Form 10-Q/A”)

3.2(f)	Code of Regulations of Peoples Bancorp Inc. (reflecting amendments through April 22, 2010) [For SEC reporting compliance purposes only]	Incorporated herein by reference to Exhibit 3.2(f) to Peoples’ June 30, 2010 Form 10-Q/A
4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 0-16772)(“Peoples’ 2013 Form 10-K”)

4.2	Loan Agreement, dated as of December 18, 2012, between Peoples Bancorp Inc., as Borrower, and U.S. Bank National Association, as Lender	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Current Report on Form 8-K, dated and filed December 21, 2012 (File No. 0-16772) (“Peoples’ December 21, 2012 Form 8-K”)
4.3	Revolving Credit Note in the principal sum of $5,000,000 issued by Peoples Bancorp Inc. on December 18, 2012 to U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.2 to Peoples’ December 21, 2012 Form 8-K
4.4	Term Note in the principal sum of $24,000,000 issued by Peoples Bancorp Inc. on December 18, 2012 to U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.3 to Peoples’ December 21, 2012 Form 8-K
4.5	Negative Pledge Agreement, dated December 18, 2012 between Peoples Bancorp Inc. and U.S. Bank National Association	Incorporated herein by reference to Exhibit 4.4 to Peoples’ December 21, 2012 Form 8-K
5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith
10.1(a)	Peoples Bancorp Inc. Third Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (Amended and Restated Effective June 26, 2014)*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (File No. 0-16772)
10.1(b)	Rabbi Trust Agreement, made January 6, 1998, between Peoples Bancorp Inc. and The Peoples Banking and Trust Company (predecessor to Peoples Bank, National Association) as Trustee*	Incorporated herein by reference to Exhibit 10.1(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 0-16772)
10.2	Peoples Bancorp Inc. Amended and Restated Incentive Award Plan (Amended and Restated Effective December 11, 2008) [Effective for the fiscal year ended December 31, 2009]*	Incorporated herein by reference to Exhibit 10.2 of Peoples’ 2008 Form 10-K
10.3	Summary of Incentive Plan for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year ended December 31, 2010]*	Incorporated herein by reference to Exhibit 10.2(b) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 0-16772) (“Peoples’ 2009 Form 10-K”)
10.4	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(c) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (File No. 0-16772) (“Peoples’ 2011 Form 10-K”)
10.5	Summary of Peoples Bancorp Inc. Long Term Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for the fiscal year beginning January 1, 2012]*	Incorporated herein by reference to Exhibit 10.2(d) to Peoples’ 2011 Form 10-K
10.6	Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 4 to Peoples’ Registration Statement on Form S-8 filed May 24, 1995 (Registration Statement No. 33-59569)
10.7	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples under Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(k) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-16772) (“Peoples’ 1995 Form 10-K”)
10.8	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples’ subsidiaries under Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(l) to Peoples’ 1995 Form 10-K
10.9	Form of Stock Option Agreement used in connection with grant of incentive stock options under Peoples Bancorp Inc. 1995 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(m) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 0-16772) (“Peoples’ 1998 Form 10-K”)
10.10	Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10 to Peoples’ Registration Statement on Form S-8 filed September 4, 1998 (Registration Statement No. 333-62935)
10.11	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples under Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(o) to Peoples’ 1998 Form 10-K
10.12	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to consultants/advisors of Peoples under Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(p) to Peoples’ 1998 Form 10-K

10.13	Form of Stock Option Agreement used in connection with grant of incentive stock options under Peoples Bancorp Inc. 1998 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(o) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-16772)
10.14	Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10 to Peoples’ Registration Statement on Form S-8 filed April 15, 2002 (Registration Statement No. 333-86246)
10.15	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to non-employee directors of Peoples under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(r) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-16772) (“Peoples’ 2002 Form 10-K”)
10.16	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to directors of Peoples’ subsidiaries under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(s) to Peoples’ 2002 Form 10-K
10.17	Form of Stock Option Agreement used in connection with grant of non-qualified stock options to employees of Peoples under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(t) to Peoples’ 2002 Form 10-K
10.18	Form of Stock Option Agreement used in connection with grant of incentive stock options under Peoples Bancorp Inc. 2002 Stock Option Plan.*	Incorporated herein by reference to Exhibit 10(u) to Peoples’ 2002 Form 10-K
10.19	Summary of Perquisites for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.19 to Peoples’ 2013 Form 10-K
10.20	Summary of Base Salaries for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.20 to Peoples’ 2013 Form 10-K
10.21	Summary of Compensation for Directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.21 to Peoples’ 2013 Form 10-K
10.22	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan (approved by shareholders on April 25, 2013; sometimes referred to as “Peoples Bancorp Inc. 2006 Equity Plan”)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Current Report on Form 8-K dated and filed on April 26, 2013 (File No. 0-16772)
10.23	Form of Peoples Bancorp Inc. 2006 Equity Plan Nonqualified Stock Option Agreement used and to be used to evidence grant of nonqualified stock option to non-employee directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10(c) of Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006 (File No. 0-16772)
10.24	Form of Peoples Bancorp Inc. 2006 Equity Plan Restricted Stock Agreement for employees used and to be used to evidence awards of restricted stock granted to employees of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.29 of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 0-16722) (“Peoples’ 2006 Form 10-K”)
10.25	Form of Peoples Bancorp Inc. 2006 Equity Plan SAR Agreement for employees used and to be used to evidence awards of stock appreciation rights granted to employees of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.31 of Peoples’ 2006 Form 10-K
10.26	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Executives) to be used for grants on and after June 27, 2013	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (File No. 0-16772) (“Peoples’ June 30, 2013 Form 10-Q”)
10.27	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Non-Employee Directors) to be used for grants on and after June 27, 2013	Incorporated herein by reference to Exhibit 10.3 to Peoples’ June 30, 2013 Form 10-Q
10.28	Peoples Bancorp Inc. Nonqualified Deferred Compensation Plan (adopted effective July 25, 2013)	Incorporated herein by reference to Exhibit 10.4 to Peoples’ June 30, 2013 Form 10-Q
10.29	Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement (for Executives) to be used for grants on and after July 25, 2013	Incorporated herein by reference to Exhibit 10.5 to Peoples’ June 30, 2013 Form 10-Q
10.30	Amended and Restated Change in Control Agreement, between Peoples Bancorp Inc. and Carol A. Schneeberger (amended and restated effective December 11, 2008)*	Incorporated herein by reference to Exhibit 10.21 to Peoples’ 2008 Form 10-K
10.31	Amended and Restated Change in Control Agreement, between Peoples Bancorp Inc. and Edward G. Sloane (amended and restated effective December 11, 2008)*	Incorporated herein by reference to Exhibit 10.34 to Peoples’ 2008 Form 10-K

10.32	Change in Control Agreement between Peoples Bancorp Inc. and Daniel K. McGill (adopted September 14, 2009)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 (File No. 0-16722)
10.33	Change in Control Agreement between Peoples Bancorp Inc. and Richard W. Stafford (adopted February 8, 2010)*	Incorporated herein by reference to Exhibit 10.31 to Peoples’ 2009 Form 10-K
10.34	Change in Control Agreement between Peoples Bancorp Inc. and Timothy H. Kirtley (adopted August 29, 2011).*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (File No. 0-16772)
10.35	Change in Control Agreement between Peoples Bancorp Inc. and Charles W. Sulerzyski (adopted April 21, 2011).*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 (File No. 0-16772)
10.36
Form of Peoples Bancorp Inc. 2006 Equity Plan Performance-Based Restricted Stock Agreement for employees used and to be used to evidence awards of performance-based restricted stock granted to employees of Peoples Bancorp Inc. *
Incorporated herein by reference to Exhibit 10.8 to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (File No. 0-16772)
10.37
Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Agreement for executives used to evidence awards of performance-based restricted stock granted to executives of Peoples Bancorp Inc. (from January 1, 2012 to July 24, 2013)*
Incorporated herein by reference to Exhibit 10.41 to Peoples’ 2011 Form 10-K
10.38
Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Agreement for executives used to evidence awards of time-based restricted stock granted to executives of Peoples Bancorp Inc. (from January 1, 2012 to June 26, 2013)*
Incorporated herein by reference to Exhibit 10.43 to Peoples’ 2011 Form 10-K
10.39
Form of Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement for executives used and to be used to evidence awards of time-based restricted stock granted to executives of Peoples Bancorp Inc. *
Incorporated herein by reference to Exhibit 10.1 to Peoples’ September 30, 2012 Form 10-Q
21.1	Subsidiaries of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 21 to Peoples’ 2013 Form 10-K
23.1	Consent of Independent Registered Public Accounting Firm - Ernst & Young LLP	Filed herewith
23.2	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference
24.1	Powers of Attorney for Directors and Executive Officers of Peoples Bancorp Inc.	Filed herewith
99.1	Consent of Boenning & Scattergood, Inc.	Filed herewith
99.2	Form of Proxy Card for Special Meeting of Shareholders of North Akron Savings Bank	To be filed by amendment
__________________________________________________
* Management Compensation Plan or Agreement